                                                                  EXHIBIT (b)(1)

                                                                  CONFORMED COPY
                                                                  --------------

                 DATED         27th January              1998
                 ____________________________________________


                              THE SAGE GROUP PLC
                            ROSE ACQUISITION CORP.

                                    - and -

                     THE BANKS AND FINANCIAL INSTITUTIONS
                              named in Schedule 1

                                    - and -


                                LLOYDS BANK PLC
                                CAPITAL MARKETS
                                  as Arranger

                                    - and -


                                LLOYDS BANK PLC
                                CAPITAL MARKETS
                                    as Agent


                 _____________________________________________

                              FACILITIES AGREEMENT

                  in relation to a $218,000,000 multi-currency
                               Term Loan Facility
                                     and a
              $15,000,000 multi-currency Revolving Credit Facility

                 _____________________________________________


                                Cameron McKenna
                                  Mitre House
                             160 Aldersgate Street
                                London EC1A 4DD
                              T +44(0)171 367 3000
                              F +44(0)171 367 2000

                            (Ref: FMO/0X2244.08689)

                                    CONTENTS
                                    --------

CLAUSE         DESCRIPTION                                                       PAGE NO
------         -----------                                                       -------
1.             Definitions and interpretation
               ------------------------------

1.1            Definitions                                                       1
1.2            Interpretation                                                    18

2.             The Facilities
               --------------

2.1            Amount and Purpose                                                19
2.2            Utilisation Procedures - Drawdown of the Advances                 20
2.3            Utilisation Procedures - Tranches under the Term Loan Facility    22
2.4            Interest                                                          24
2.5            Variation of Margin                                               27
2.6            Repayment and Prepayment                                          28
2.7            Currency Option                                                   30
2.8            Default Interest                                                  31
2.9            Payments                                                          32
2.10           Reduction, Cancellation and Termination                           33
2.11           Obligations and Rights of the Banks,                              34
               Arranger and Agent

3.             Conditions precedent
               --------------------

3.1            Conditions precedent to the Facilities                            34
3.2            Conditions precedent to the making of
               an Advance or Tranche                                             34
3.3            Rollover                                                          35
3.4            Certain Funds Period                                              35

4.             Taxes
               -----

4.1            Grossing up                                                       36
4.2            Bank's obligation to lodge relevant                               36
               declarations etc
4.3            Qualifying Bank                                                   36
4.4            US Taxes                                                          37

5.             Tax receipts
               ------------

5.1            Notification                                                      38
5.2            Delivery of tax receipts                                          38
5.3            Benefit of tax credits etc                                        38

6.             Increased costs
               ---------------

6.1            Reimbursement for increased costs                                 39
6.2            Exceptions                                                        40
6.3            Notification                                                      40

7.             Illegality and Market Disruption
               --------------------------------

7.1            Illegality                                                        41
7.2            Market Disruption                                                 41

8.             Mitigation of additional costs
               ------------------------------

8.1            Banks' obligation to mitigate                                     43

9.             Representations and warranties
               ------------------------------

9.1            Representations and warranties                                    44
9.2            Target and Subsidiaries                                           48
9.3            Repetition                                                        48

10.            Financial covenants and undertakings
               ------------------------------------

10.1           Financial covenants                                               49
10.2           Undertakings                                                      51
10.3           Target and subsidiaries                                           55

11.            Events of Default
               -----------------

11.1           Events of Default                                                 55
11.2           Target and Subsidiaries                                           60
11.3           Delay                                                             60
11.4           Interest                                                          60

12.            Costs, Expenses and Indemnities
               -------------------------------

12.1           Costs and expenses                                                60
12.2           Indemnity by the Parent                                           61
12.3           Indemnity by Banks                                                62

13.            Fees
               ----

13.1           Agency fee                                                        62
13.2           Underwriting Fee                                                  62
13.3           Syndication Fee                                                   62
13.4           Commitment fee                                                    62

14.            Notices
               -------

14.1           Service                                                           63
14.2           Deemed delivery                                                   63

15.            Miscellaneous
               -------------

15.1           Waiver                                                            64
15.2           Governing law                                                     64
15.3           Jurisdiction and Submission                                       64

15.4           Accounts                                                          65
15.5           Schedules                                                         65
15.6           Illegality                                                        65
15.7           Currency                                                          65
15.8           Provision of payments                                             66
15.9           Turnover taxes                                                    67
15.10          Set-off                                                           67
15.11          Excess payments                                                   67
15.12          Redistribution of payments                                        68
15.13          Amendments                                                        68

16.            Assignment and Transfer and Facility Offices
               --------------------------------------------

16.1           Successors, assigns and transferees                               69
16.2           Restriction on assignment and transfer                            69
               by Borrowers
16.3           Assignment or transfer by a Bank                                  69
16.4           Transfer                                                          70
16.5           Additional cost to the Borrowers                                  70
16.6           Facility Office                                                   70
16.7           Confidential information                                          71
16.8           Fee                                                               71

17.            The Agent, the Arranger and the Reference Banks
               -----------------------------------------------

17.1           Appointment of Agent                                              71
17.2           Waiver etc                                                        71
17.3           No fiduciary relationship                                         72
17.4           Agent not required to take certain action                         73
17.5           Exclusion of liability                                            73
17.6           No reliance                                                       73
17.7           Extent of Agent's and Arranger's responsibility                   73
17.8           No liability to account                                           74
17.9           Indemnity                                                         74
17.10          Retirement of Agent                                               74
17.11          Reference Banks                                                   75
17.12          Agent's costs                                                     75
17.13          Agency and syndication division                                   76
17.14          No requirement to disclose                                        76
17.15          Agent and Arranger not deemed to have actual                      76
               knowledge or notice of certain matters
17.16          Meetings of Banks                                                 76
17.17          Conflict of interest                                              77

18.            Hedging                                                           77
               -------

19.            Releases                                                          78
               --------

20.            Counterparts                                                      78
               ------------

Schedules
---------
1         The Banks and their Commitments                              79
2         Associated Costs Rate                                        80
3         Transfer Certificate                                         82
4         Utilisation Requests                                         86
5         Conditions Precedent                                         91
6         Material Subsidiaries                                        98
7         Permitted Encumbrances                                       99

          Execution pages                                              100
          ---------------

THIS FACILITIES AGREEMENT is made the_______of________1998
BETWEEN:

(1) THE SAGE GROUP PLC incorporated in England (Registration No 2231246) and having its registered office at Sage House, Benton Park Road, Newcastle upon Tyne NE7 7LZ (THE "PARENT");

(2) ROSE ACQUISITION CORP., a company incorporated in the State of Delaware, United States of America (the "PURCHASER");

(3) THE BANKS AND FINANCIAL INSTITUTIONS whose names and present Facility Offices are set forth in Schedule 1;

(4) LLOYDS BANK PLC CAPITAL MARKETS, whose address for this purpose is St George's House, 6/8 Eastcheap, London EC3M 1LL in its capacity as arranger (the "ARRANGER"); and

(5) LLOYDS BANK PLC CAPITAL MARKETS, whose address for this purpose is St George's House, 6/8 Eastcheap, London EC3M 1LL in its capacity as agent of and trustee for the Banks.


NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   Definitions

      In this agreement and the schedules, except where the context otherwise requires, each of the expressions set out in the left hand column shall bear the meaning shown opposite it in the right hand column:


      "ACCEPTABLE FORM" means in relation to any document a form which is agreed between the Parent and the Agent or, in default of agreement, in a form which is acceptable to the Agent and which shall have been designated as such by the Agent

      "ACCOUNTING REFERENCE DATE" has the meaning given to it in Part VII of the Companies Act 1985 (as amended by the Companies Act 1989)

      "ACQUISITION" means the acquisition by way of purchase and merger of the Target by the Purchaser according to the terms of the Offer to Purchase, the Option Agreement, the Shareholders' Agreements and the Merger Agreement

      "ACQUISITION DOCUMENTS" means the Offer to Purchase, the Merger Agreement, the Option Agreement, the Shareholders' Agreements and the Schedule 14D-1

      "ADVANCE" means an advance (as from time to time reduced by repayment) made or to be made by the Banks hereunder

      "AGENT" means Lloyds Bank Plc acting in its capacity as agent and trustee of the Banks and such expression shall include any successor to that office appointed pursuant to clause 17

      "AGENT'S FEES LETTER" means the letter of even date herewith addressed by the Agent to the Parent

      "ANNOUNCEMENT" means the announcement issued by the Purchaser of the Tender Offer to acquire not less than 49.9% of the entire issued share capital of Target

      "ASSOCIATED COSTS RATE" means, in relation to any Advance or Tranche or unpaid sum denominated in Sterling, the cost to any Bank of complying with the requirements of the Bank of England or other regulatory authority affecting mandatory liquid assets, special deposits or other requirements of any regulatory authority of whatever nature in accordance with the additional cost provisions as set out in Schedule 2

      "AVAILABLE COMMITMENT" means, in relation to a Bank and a proposed Advance or Tranche under this agreement and for the purposes of clause 13.4 of this agreement, its Commitment less its Outstandings

      "AVAILABILITY PERIOD" means:

      (a) in respect of Advances under the Term Loan Facility, the period beginning on the date of this agreement and ending on 31st July 1998

      (b) in respect of Advances under the Revolving Advances Facility, the period beginning on the date of this agreement and ending on the Termination Date

      "AVAILABLE REVOLVING FACILITY AMOUNT" means, in relation to any proposed Utilisation under the Revolving Advances Facility, the aggregate of the Revolving Commitments of all the Banks at the time of such Utilisation, adjusted (as indicated below) so as to take into account:

      (a) the aggregate of the Revolving Outstandings at the time of such Utilisation (an adjustment downwards);

      (b) (to the extent not already taken into account) any reduction in the Revolving Commitment of a Bank which will occur prior to the commencement of, or during, the Term relating to the proposed Utilisation in question consequent upon a cancellation or reduction of the whole or any part of the Revolving Commitment of such Bank, pursuant to the terms hereof (an adjustment downwards);

      (c) the aggregate of the Original Dollar Amounts of any Advances which the Banks are then obliged to make under the Revolving Advances

            Facility on, before or after the proposed Utilisation Date by virtue of a Utilisation Request having been made (an adjustment downwards); and

      (d) the aggregate of the Original Dollar Amounts of any Advances which have been made under the Revolving Advances Facility by the Banks and which are due to be repaid on or before the proposed Utilisation Date (an adjustment upwards)

      "AVAILABLE TERM LOAN FACILITY AMOUNT" means, in relation to any proposed Utilisation under the Term Loan Facility, the aggregate of the Term Loan Commitments of all the Banks at the time of such Utilisation, adjusted (as indicated below) so as to take into account:

      (a) the aggregate of the amounts of the Term Loan Outstandings under the Term Loan Facility at the date of or before the time of the proposed Utilisation and whether or not still outstanding (an adjustment downwards);

      (b) (to the extent not already taken into account) any reduction in the Term Loan Commitment of a Bank which will occur prior to or during the term of such proposed Utilisation consequent upon a cancellation or reduction of the whole or any part of the Term Loan Commitment of such Bank, pursuant to the terms hereof (an adjustment downwards); and

      (c) the aggregate of the Original Dollar Amounts of any Advances (or Tranches comprised therein) under the Term Loan Facility which the Banks are then obliged to make on, before or after the date of the proposed Utilisation by virtue of a Utilisation Request having been made (an adjustment downwards).

      "BANKS" means at the date hereof, the Bank whose name is set out in
      Schedule 1, and thereafter such Bank to the extent that it remains with a Commitment hereunder and those banks and financial institutions which, from time to time, acquire a Commitment by virtue of the provisions of this agreement and remain with such a Commitment, and the successors in title and permitted assigns thereof

      "BASE ACCOUNTS" means the unaudited consolidated profit and loss account and balance sheet of the Group for the Financial Year ended 30th September 1997

      "BASE ACCOUNTS DATE" means 30th September 1997

      "BORROWERS" means the Parent and the Purchaser; and "BORROWER" means either of them as the context may require

      "BORROWINGS" means any Indebtedness incurred in respect of:

      (a) money borrowed or raised of any kind (whether or not for a cash consideration) and premiums (if any) and accrued interest in respect thereof;

      (b) the principal, premiums (if any) and accrued interest in respect of any debenture, bond, note, commercial paper, loan stock or similar debt instrument;

      (c) any share capital or other amounts payable thereon, to the extent that such share capital or amounts are redeemable or payable prior to the Final Repayment Date pursuant to the terms of issue thereof or the terms of any other obligation of the issuer or another person to purchase the same or make payment thereon;

      (d) any acceptance credits, documentary credits, note or bond facilities;

      (e) rental or hire payments due under hire-purchase agreements or finance leases (whether in respect of land, machinery, equipment or otherwise) entered into as a method of financing the acquisition of the asset leased or hired;

      (f) the deferred purchase price of assets or services where such payments are deferred for a period of more than 90 days (if the creditor is a person resident in the United Kingdom) or 120 days (if the creditor is a person resident somewhere other than the United Kingdom);

      (g) any receivables sold or discounted (otherwise than on a non-recourse basis) to the extent of any recourse to the vendor;

      (h)   any other transaction having the commercial effect of borrowing; and

      (i) guarantees, indemnities or other suretyship obligations in respect of any of the foregoing.

      For the purposes of this definition, no item shall be counted more than once. Where it is necessary to calculate Borrowings in Sterling then any of the foregoing which is denominated in or calculated by reference to a currency other than Sterling shall be converted into Sterling at such rate as the Agent shall determine to be the spot rate at which the Agent is able, at or about 11.00 am on the day in question, to purchase Sterling with that amount of the currency concerned in the London foreign exchange market

      "BUSINESS DAY" means:

      (a) a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business (including dealing in US Dollars) in London; and

      (b) (in respect of a day on which a payment or other transaction in US Dollars or an Optional Currency is required under this agreement in a place other than London) a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are also open for business in the place of the principal domestic market of the currency concerned or where there is more than one such place of principal domestic market, the place designated by the Agent for such purpose

      "CAPITAL EXPENDITURE" means expenditure which should be treated as capital expenditure in accordance with generally accepted accounting principles, standards and practices in the United Kingdom from time to time

       "CASH EQUIVALENT INVESTMENTS" means:

       (a) debt securities denominated in Deutschemarks, French Francs, Sterling or US Dollars (or a currency readily convertible into the aforegoing) issued by the Government of a country which is a member of the Organisation for Economic Co-operation and Development where there is outstanding sovereign debt issued by that country which is rated at least BBB+ by Standard & Poor's Corporation ("S&P's") or Baal by Moody's Investor Services Inc. ("Moody's"), where such debt securities have not more than 3 months to final maturity and are not by their terms convertible into any other form of security

      (b) debt securities denominated in Deutschemarks, French Francs, Sterling or US Dollars (or a currency readily convertible into the aforegoing) which have not more than 3 months to final maturity, are not convertible into any other form of security, are rated P1 by Moody's or A-1 by S&P's and are not issued or guaranteed by any member of the Group

      "CERTIFICATE OF COMPLIANCE" has the meaning given to it by clause 10.1(c)(vii)

      "CERTIFIED COPY" means any copy certified as true, complete and up to date by the company secretary or a director of the Parent

      "CLOSE OF SYNDICATION" means the date upon which the Agent (acting reasonably) determines that the primary syndication of the Facilities has closed

      "COMMITMENT" in relation to a Bank, means (save as otherwise provided herein) the aggregate amount in US Dollars of its Revolving Commitment and Term Loan Commitment set opposite its name in the First Schedule or (as the case may be) the amounts in US Dollars of Revolving Commitment and Term Loan Commitment specified as the portion thereof transferred pursuant to the terms hereof to such Bank in the Transfer Certificate pursuant to which such Bank became a party hereto, in each case to the extent not cancelled or reduced pursuant to the provisions hereof

      "COMMITMENT FEE" means the fee payable to the Agent pursuant to clause
      13.4

      "CONSOLIDATED EBITDA " means in respect of any period Consolidated Profit before Interest and Tax for that period but after adding back an amount equal to any depreciation or amortisation in respect of the Group charged during such period

      "CONSOLIDATED FINANCE COSTS" means, in relation to any relevant period, the aggregate of:

      (a)   Consolidated Net Interest Payable;

      (b) any repayments of principal required to be made during and in respect of such period in respect of any Borrowings (including repayments of principal required to be made pursuant to the terms of this agreement which for the avoidance of doubt shall include any repayments which would have been required to have been made but for any prepayment made during such period)

      "CONSOLIDATED NET INTEREST PAYABLE" the aggregate of all amounts of interest and recurrent financial expenses or charges of the Parent and its Subsidiaries (including, without limitation, commitment commission) payable to persons who are not the Parent or such a Subsidiary (calculated on a consolidated basis but after deducting any interest receivable from persons who are not the Parent or such a Subsidiary) attributable to the period in question, and shall include any discount, fees and any element attributable to interest comprised in payments to lessors under finance leases or to owners under hire-purchase agreements, and also to include (without limitation and for the avoidance of doubt) any amounts of such interest and expenses which may not have accrued payable in any such period and which are payable in a later period but are attributable to that period. In calculating Consolidated Net Interest Payable for any period, due account shall be taken of (and a consequential adjustment, whether positive or negative shall be made to reflect) the net benefit or loss (as the case may be) to the Parent and its Subsidiaries for or in respect of any payments accruing to or from them in such period pursuant to any interest rate swaps, hedging or analogous contracts for the mitigation of interest rate fluctuations or movements which they have entered into with third parties (which for these purposes may include one or more of the Banks) in respect of Indebtedness

      "CONSOLIDATED PROFIT BEFORE INTEREST AND TAX" means the consolidated net profit of the Parent and its Subsidiaries attributable to the period in question (before taxation, minority interests, exceptional items, profits or losses on the sale or termination of operations, costs of a fundamental reorganisation or restructuring, results of discontinued operations, interest payable and any element attributed to interest comprised in payments to lessors under finance leases or to owners under hire-purchase agreements and other matters to be taken into account in calculating Consolidated Net Interest Payable)

      "CONSOLIDATED PROFIT BEFORE TAX" means the consolidated net profit of the Parent and its Subsidiaries attributable to the period in question before taxation

      "CONSOLIDATED TOTAL BORROWINGS" means at any time, a sum in Sterling equal to the aggregate (calculated on a consolidated basis) of the amount of Borrowings of the Parent and its Subsidiaries after deducting Cash Equivalent Investments and the aggregate amounts of cash in hand and cash at bank which can at that time immediately and readily be withdrawn by the Parent or any such Subsidiary and remitted to the United Kingdom

      "CONSOLIDATED TURNOVER" means the consolidated turnover of the Parent and its Subsidiaries attributable to the period in question

      "CONVERSION DATE" means in relation to any Tranche or Advance under the Term Loan Facility denominated in an Optional Currency:

      (a) if the relevant Tranche or Advance has at all times been outstanding in that Optional Currency and has not been repaid and re-advanced pursuant to clause 2.7(c), the date of drawing of the same; or

      (b) if the relevant Tranche or Advance has been repaid and re-advanced pursuant to clause 2.7, the date on which such Tranche or Advance was last repaid and re-advanced;

      "DEUTSCHEMARKS" means the lawful currency of Germany

      "DOCUMENTS" has the meaning given to it by clause 12.1

      "DOLLAR EQUIVALENT" means, in relation to any amount of Optional Currency on any relevant date, the amount of US Dollars determined by the Agent as being required to purchase that amount of Optional Currency at its spot rate for the purchase of that Optional Currency with US Dollars at or about 11.00am on the third Business Day immediately preceding that date

      "DRAWDOWN UTILISATION" means a utilisation of one of the Facilities by the drawing down of an Advance and where relevant, the division at such time of that Advance in Tranches

      "DRAWDOWN UTILISATION REQUEST" means a request by one of the Borrowers for a Drawdown Utilisation

      "EFFECTIVE DATE" has the meaning given to it by clause 3.1

      "ENCUMBRANCE" means, without limitation, any mortgage, debenture, standard security, charge (whether fixed or floating), pledge, hypothecation or lien (other than a lien arising by operation of law), assignment, agreement or other arrangement which is for the purpose of and has the same commercial effect as the granting of security, or other security interest of any kind

      "ENVIRONMENTAL LAWS" means all laws (statutory common law or otherwise) from time to time regulating the carrying on of any process or activity on premises and any emissions from and all waste produced by such process or activity with any chemicals or substances relating to the same whether relating to health and safety, the workplace, the environment or the provision of energy from time to time in force

      "ENVIRONMENTAL LICENCE" means any permit, licence, authorisation, consent or other approval required by or given pursuant to any Environmental Laws

      "ERISA" means the Employee Retirement Income Security Act of 1974 (as amended from time to time) and the rules and regulations promulgated thereunder from time to time in effect

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Target under section 414 of the Internal Revenue Code of 1986 (as amended from time to time)

      "EQUIVALENT AMOUNT" means, in relation to any amount of US Dollars on any relevant date, the amount of Optional Currency determined by the Agent as being capable of being purchased with that amount of US Dollars at its spot rate for the purchase of that Optional Currency with US Dollars at our about 11.00am on the third Business Day immediately preceding that date

      "EVENT OF DEFAULT" means any one of the events or circumstances listed in clause 11.1

      "FACILITIES" means the Revolving Advances Facility and the Term Loan Facility; and "FACILITY" means the relevant one of them (as the context may require)

      "FACILITY OFFICE" means in relation to a Bank, the office specified in
      Schedule 1 (or, in the case of a Transferee, the office specified in the relevant Transfer Certificate) or such other office as it may from time to time notify in writing to the Parent and the Agent for the purposes of this agreement in accordance with clause 16.6

      "FINAL REPAYMENT DATE" means the date being five years from the date hereof

      "FINANCIAL YEAR" means any period of 12 months ending on or about 30th September in any year

      "FINANCE DOCUMENTS" means this agreement, the Security Documents and any agreement supplemental, ancillary or collateral thereto, in each case as the same may from time to time be amended, varied, modified or supplemented

      "FIRST QUARTERLY PERIOD" means the period of three calendar months ending on 31st December in each Financial Year

      "FRENCH FRANCS" means the lawful currency at any relevant time of The Republic of France

      "GROUP" means the Parent and all its Subsidiaries from time to time (including, without limitation, the Guarantors) and "member of the Group" or "Group Company" means any and each of them

      "GUARANTEE" means the guarantee in Acceptable Form of even date herewith of the obligations of the Borrowers given by the Guarantors to the Agent and the Banks and includes, for the avoidance of doubt, any deeds of admission executed pursuant thereto

      "GUARANTORS" means the Parent and the Material Subsidiaries from time to time parties to the Guarantee and "Guarantor" means any one of them and includes any company which becomes a Guarantor pursuant to clause 10.2(d)

      "HEDGING AGREEMENTS" means any interest rate or currency agreement or other hedging transaction (including, without limitation, a "swap", "collar", "cap", or "floor") entered into from time to time between the Parent and Lloyds Bank Plc

      "INDEBTEDNESS" means any obligation for the payment or repayment of money, whether as principal or surety and whether present or future, actual or contingent

      "INFORMATION MEMORANDUM" means the document concerning the Parent which, at the Parent's request and on its behalf, was or is to be prepared in relation to the Facilities and distributed by the Arranger to selected banks

      "INTEREST PAYMENT DATE" means, in relation to an Advance or Tranches under the Term Loan Facility, the last day of any Interest Period applicable thereto (and, if applicable, each day falling on the expiry of each period of six months during such an Interest Period)

      "INTEREST PERIOD" means, in relation to the Term Loan Facility, a period for the calculation of interest on an Advance under the Term Loan Facility or (where an Advance is sub-divided into Tranches) on such a Tranche, to be ascertained in accordance with clause 2.4 and in relation to any overdue amount, each period determined in accordance with clause 2.8

      "LATEST ACCOUNTS" means the audited financial statements of the Parent and its Subsidiaries (including the notes thereto) most recently submitted to the Agent pursuant to this agreement or, prior to the submission of any such accounts, the Base Accounts

      "LIBOR" means in relation to any Advance or Tranche or unpaid sum the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in the currency in which such Advance or Tranche or unpaid sum is to be denominated and for the specified period at or about 11.00 am on the Quotation Date for such period and, for the purposes of this definition, "specified period" means the Interest Period of the relevant Advance or Tranche (in the case of the Term Loan Facility) or the relevant Term (in the case of the Revolving Advances Facility) or, as the case may be, the period in respect of which LIBOR falls to be determined in relation to such unpaid sum

      "MAJORITY BANKS" means a Bank or Banks whose Outstandings amount in aggregate to at least sixty-six and two thirds per cent (66 2\3 %) of the total Outstandings of all the Banks or, if there are no Outstandings, a Bank or group of Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, immediately before such reduction to zero amounted) in aggregate to at least sixty-six and two thirds per cent (66 2/3 %) of the total Commitments of all the Banks; and for this purpany Advance or Tranche that is outstanding otherwise than in US Dollars shall be deemed to be outstanding in US Dollars in its Original Dollar Amount

      "MARGIN" means, subject to the terms of clause 2.5 (Variation of Margin) 0.85% per annum

      "MARGIN RATIO" has the meaning given to it in clause 2.5

      "MARGIN REGULATIONS" means Regulations G, T, U and X of the Board of Governors of the United States Federal Reserve System, as in effect from time to time and any successor regulations

      "MARGIN STOCK" shall have the meaning provided in Regulation U of the Board of Governors of the United States Federal Reserve System

      "MATERIAL ADVERSE EFFECT" means any effect which would be reasonably likely to:

      (a) be materially adverse to the ability of either Borrower or the other Obligors (taken as a whole) to perform their respective obligations under any of the Finance Documents to which they are a party; or

      (b) (for the purposes only of clause 9.1(e)(ii) and clause 9.1(l)) be materially adverse to the business, assets or financial condition of either Borrower or of the Group taken as a whole

      "MATERIAL SUBSIDIARY" means the companies whose names, registered numbers and registered offices are set out in Schedule 6 hereto, any Subsidiary which becomes a Guarantor pursuant to clause 10.2(d) and any Subsidiary save for Multisoft Financial Systems Limited of which (itself or together with its own Subsidiaries) by reference to the accounts most recently delivered pursuant to clause 10.1(c) accounts for at least five per cent of turnover, gross assets or Consolidated Profit before Interest and Tax of the Group for the period or as at the last day of the period in respect of which such accounts have been prepared

      "MERGER" means the merger of the Purchaser with and into the Target

      "MERGER AGREEMENT" means the agreement and plan of merger by and among the Purchaser, the Parent and Target to be dated as of 27th January 1998

      "MERGER AGREEMENT CLOSING DATE" means the earlier of (i) the date on which the Merger is consummated or (ii) 31st July 1998

      "NON-OBLIGOR" means a member of the Group which is not an Obligor

      "OBLIGORS" means the Borrowers and the Guarantors and "OBLIGOR" means any one of them

      "OFFER TO PURCHASE" means the document(s) to be despatched to the shareholders of the Target in respect of the Tender Offer

      "OPTION AGREEMENT" has the meaning given to it in the Merger Agreement

      "OPTIONAL CURRENCY" means Deutschemarks, French Francs, Sterling or any other immediately available freely transferable and convertible currency which is available to the Banks in sufficient amounts to fund the relevant Advance or Tranche

      "ORIGINAL DOLLAR AMOUNT" means:

      (a) in relation to an Advance or Tranche denominated in US Dollars, the actual principal amount of such Advance or Tranche; and

      (b) in relation to an Advance or Tranche denominated in an Optional Currency, the Dollar Equivalent of the principal amount of such Advance as of the Conversion Date (in the case of any Tranche or any Advance which is or is to be outstanding under the Term Loan Facility) or the date on which the same was drawn or made originally or is to be drawn or made originally (including prior to any previous conversions) in any other case

      "OUTSTANDINGS" means, in relation to a Bank at any time, the aggregate of the Original Dollar Amount of its share of all outstanding Advances (and Tranches comprised therein)

      "PERMITTED ENCUMBRANCE" means:

      (i) any lien arising automatically and solely by operation of law in the ordinary course of business

      (ii) any Encumbrance arising in the ordinary course of day to day trading by way of retention of title to goods in favour of the supplier of goods where such goods are supplied in such ordinary course subject to the retention of title

      (iii) any right of any bank or financial institution of set-off or combination of accounts arising in favour of such bank or financial institution by operation of law or pursuant to any of its written standard terms of business as a result of day to day operation of banking arrangements or as a result of any back to back deposit or currency hedging operations carried out in the ordinary course of business

      (iv) any Encumbrance set out in Schedule 7 or expressly disclosed in writing to the Agent prior to the date hereof and further provided that the principal amount of any actual or contingent Indebtedness from time to time secured by such Encumbrance shall not be increased at any time thereafter

      (v) any Encumbrance created with the prior written consent of the Agent (acting on the instructions of the Majority Banks);

     (vi) any Encumbrance over goods or documents evidencing title to goods arising in the ordinary course of a documentary credit transaction carried out in the ordinary course of business;

     (vii) any Encumbrance on assets acquired after the date of this Agreement, or on assets of a body corporate which becomes a Subsidiary by acquisition after the date of this agreement, provided that:

            (a)   any such Encumbrance is in existence prior to such acquisition and is not created in contemplation of such acquisition; and

            (b) the amount secured by such Encumbrance does not exceed, at any time, the maximum amount secured or agreed to be secured by it (in accordance with the original terms on which such Encumbrance was created and further provided that the principal amount of any actual or contingent indebtedness from time to time secured by such Encumbrance shall not be increased at any time thereafter) as at the date of acquisition; and

            (c) such Encumbrance is discharged within a period of 6 months after the acquisition or (only in the case of an acquisition of a body corporate) where the terms of such Encumbrance do not permit repayment of the amount secured by such Encumbrance within such period, on the earliest date or dates permitted by the terms of such Encumbrance for such repayment; and

            (d) no guarantee is given by the Parent or any other member of the Group in respect of such Encumbrance or the amount secured by it;

     (viii) encumbrances covering assets the subject of equipment and finance leases, hire purchase or conditional sale or similar arrangements entered into by a Group Company, provided that:

            (a) such Encumbrances in existence prior to the date of this agreement shall be included within the definition of "PERMITTED ENCUMBRANCE" only to the extent that the Agent has prior to the date of this agreement confirmed to the Parent that it has received adequate written details as to the general nature and extent of the same (such confirmation not to be unreasonably withheld or delayed); or

            (b) the amount secured by any such Encumbrances created after the date of this agreement covering assets other than computers or office telecommunications equipment required for the business of the Group does not at any time exceed (Pounds)2,500,000;

      (ix) any Encumbrance arising in respect of any escrow arrangements relating to the payment of deferred consideration (not exceeding (Pounds)1,000,000 or its equivalent) on a disposal or acquisition by a Group Company; and

      (x) any other Encumbrance created in respect of Borrowings in an aggregate principal amount not exceeding (Pounds)1,000,000 or its equivalent

      "PLAN" means an "Employee Benefit Plan" (as defined in section 3(2) of ERISA) that is or, within the preceding 5 years has been established or maintained, or to which contributions are or, within the preceding 5 years, have been made or required to be made, by the Target or any ERISA Affiliate or with respect to which the Target or any ERISA Affiliate may have any liability

      "POTENTIAL EVENT OF DEFAULT" means any event or circumstance which with the giving of notice, lapse of time, determination of materiality or fulfilment of other conditions (or a combination of them) (in each case as is specified in clause 11.1) would give rise to an occurrence of an Event of Default

      "QUALIFYING BANK":

      (a) means a Bank which is a bank as defined for the purpose of Section 349 of the Taxes Act and which is within the charge to United Kingdom corporation tax as respects interest payable to such Bank under this agreement at the time when such interest is paid

      (b) means a Bank which is resident in a country with which the United Kingdom has a double taxation treaty pursuant to which a resident of such country is exempt from liability to United Kingdom tax on interest payable to it derived from a source within the United Kingdom, which has the benefit of such exemption for itself in relation to the Facilities, which takes interest payable under this agreement into account for the purposes of taxation in that country (notwithstanding the location of its Facility Office if in a different country) and which does not carry on business in the United Kingdom through a permanent establishment with which the Indebtedness under this agreement in respect of which the interest is paid is effectively connected

      "QUARTERLY PERIOD" means the period of three calendar months following the end of each of the Parent's financial years and every subsequent period of three calendar months following the end of the preceding three calendar month period

      "QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period Provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates

      "REFERENCE BANKS" means the principal London office of Lloyds Bank Plc and such other bank or banks as may for the time being be appointed with the prior written consent of the Parent by the Agent (acting on the instructions of the Majority Banks) to act as "Reference Banks" for the purposes of this agreement

      "RELEVANT GROUP MEMBERS" means the Obligors and the Purchaser and "RELEVANT GROUP MEMBER" means any of them

      "RELEVANT INSTRUCTING GROUP" shall have the meaning ascribed to it in clause 17.16(d)

      "REPEATED REPRESENTATIONS" means all of those representations set out in clause 9.1 (except for those set out in clause 9.1(e)(ii), clause 9.1(k)(i) and (ii) and clause 9.1(l))

      "REPAYMENT DATE" means:

      (a) in relation to an Advance under the Term Loan Facility, a date on which one of the 10 semi-annual instalments are to be paid in accordance with the terms of clause 2.6(b); or

      (b) in relation to an Advance under the Revolving Advances Facility, the last day of the Term of such Advance

      "REQUESTED AMOUNT" means, in relation to a Utilisation Request, the aggregate of the amounts of the Original Dollar Amount of the Advances or Tranches (as the case may be) therein requested

      "REVOLVING ADVANCES FACILITY" means the multi-currency advances facility granted by the Banks hereunder under clause 2.1(a)(ii)

      "REVOLVING COMMITMENT" means, with respect to a Bank, (and subject to this agreement) the amount thereof set opposite its name in Schedule 1 under the heading "Revolving Commitment" or (as the case may be) specified as the portion thereof transferred in the Transfer Certificate pursuant to which such Bank became a party hereto, in each case to the extent not cancelled or reduced pursuant to the provisions hereof

      "REVOLVING OUTSTANDINGS" means, at any time, the aggregate of the Outstandings attributable to the Revolving Advances Facility;

      "ROUND AMOUNT" means:

      (a)   in the context of  the Term Loan Facility:


            (i) in relation to a Utilisation in US Dollars, a minimum amount of $10,000,000 and, if more, being also an integral multiple of $1,000,000; and

            (ii) in relation to a Utilisation in an Optional Currency, a minimum amount of the equivalent in such Optional Currency of $10,000,000 and, if more being also an integral multiple of the equivalent in such Optional Currency of $1,000,000; and

      (b)   in the context of the Revolving Advances Facility:

            (i) in relation to a Utilisation in US Dollars, a minimum amount of $2,000,000 and, if more, being also an integral multiple of $1,000,000; and

           (ii) in relation to a Utilisation in an Optional Currency, a minimum amount of the equivalent in such Optional Currency of $2,000,000 and, if more being also an integral multiple of the equivalent in such Optional Currency of $1,000,000;

      Provided always that the Agent shall have the discretion exercisable for any relevant purpose required by this agreement to round up or down amounts denominated in any relevant currency to the nearest sub-unit or unit or cent (as the case may be)

      "SCHEDULE 14D-1" means the Schedule 14D-1 Tender Offer Statement to be filed by the Purchaser with the United States Securities and Exchange Commission in connection with the Tender Offer

      "SECURITY DOCUMENT" means the Guarantee and any guarantee entered into pursuant to clause 10.2(d) and any other guarantee or security document from time to time and for the time being entered into or created by any Group Company in favour of the Agent as trustee for or agent of the Banks in relation to the obligations of the Borrowers hereunder

      "SHAREHOLDERS' AGREEMENTS" has the meaning given to it in the Merger Agreement

      "STERLING" and the sign "(Pounds)" means the lawful currency at any relevant time of the United Kingdom

      "SUBSIDIARIES" means:

      (a) (except for the purpose of clause 10.2(d)) the companies which are for the time being or from time to time subsidiary undertakings of the Parent; and

      (b) for the purposes of clause 10.2(d), any companies which are for the time being or from time to time subsidiaries as defined in section 736 of the Companies Act 1985 and "SUBSIDIARY" means any one of such Subsidiaries

      "SYNDICATION CONFIRMATION LETTER" means the letter of even date herewith addressed by the Agent to the Parent

      "TARGET" means State of the Art, Inc.

      "TAXES" means all present and future income and other taxes levies imposts deductions charges fees compulsory loans or withholdings of whatsoever nature together with interest thereon and penalties in respect thereof if any and "Taxation" and "Tax" shall be construed accordingly

      "TAXES ACT" means the Income and Corporation Taxes Act 1988

      "TENDER OFFER" means the offer for Target made, or to be made, by the Purchaser (or on its behalf) or as such offer made from time to time be amended, revised or renewed pursuant to the Merger Agreement and the Offer to Purchase

      "TENDER OFFER CLOSING DATE" means the date on which the Purchaser notifies the transmittal agent specified in the Offer to Purchase that the Tender Offer has closed

      "TERM" means:

      (a) in relation to an Advance under the Revolving Advances Facility, the period for which such Advance is to be borrowed, as specified in the Utilisation Request relating thereto; and

      (b) in relation to an Advance under the Term Loan Facility, the period commencing on the relevant Utilisation Date and ending on the Final Repayment Date

      "TERM LOAN COMMITMENT" means, with respect to a Bank (and subject to this agreement) the amount thereof set opposite its name in Schedule 1 under the heading "Term Loan Commitment" or (as the case may be) specified as the portion thereof transferred in the Transfer Certificate pursuant to which such Bank became a party hereto, in each case to the extent not cancelled or reduced pursuant to the provisions hereof

      "TERM LOAN FACILITY" means the multi-currency term loan facility granted by the Banks hereunder under clause 2.1(a)(i)

      "TERM LOAN OUTSTANDINGS" means, at any time, the aggregate of the Outstandings attributable to the Term Loan Facility

      "TERMINATION DATE" means the earlier of

      (a)   the Final Repayment Date;

      (b) the date on which the Commitments are reduced to zero pursuant to this agreement; and

      (c) the date on which demand shall be made pursuant to and in accordance with the terms of clause 11.1

      "THIRD QUARTERLY PERIOD" means the period of three calendar months ending on 30th June in each Financial Year

      "TOTAL COMMITMENTS" means, in relation to the Banks, the aggregate for the time being of their respective Commitments (being, for the avoidance of doubt, the aggregate of their respective Revolving Commitments and their Term Loan Commitments)

      "TOTAL REVOLVING COMMITMENTS" means, in relation to the Banks, the aggregate for the time being of their respective Revolving Commitments

      "TOTAL TERM LOAN COMMITMENTS" means, in relation to the Banks, the aggregate for the time being of their respective Term Loan Commitments

      "TRANCHE" means each part or parts of an Advance into which the same is divided in accordance with clause 2.2 or 2.3 and any amount into which the same may be subdivided, consolidated or converted in accordance with clause 2.3 and the principal amount of each of them for the time being outstanding

      "TRANCHE UTILISATION" means the division, sub-division, consolidation or conversion of an Advance or Tranche pursuant to clause 2.3

      "TRANCHE UTILISATION REQUEST" means a request by one of the Borrowers for a Tranche Utilisation

      "TRANSACTION DOCUMENTS" means this agreement, the Offer to Purchase, the Guarantee, the Merger Agreement, the Option Agreement, the Shareholders' Agreements and any agreement supplemental, ancillary or collateral thereto, in each case as the same may from time to time be amended, varied, modified or supplemented

      "TRANSFER CERTIFICATE" means an instrument entered into pursuant to clause 16.4, in the form or substantially in the form set out in schedule 3, whereby:

      (a) a Bank transfers, or seeks to procure the transfer of, inter alia, all or part of such Bank's rights and benefits and obligations hereunder; and

      (b) a Transferee undertakes to perform the obligations it will assume as a result of delivery of such instrument

      "TRANSFER DATE" in relation to any Transfer Certificate means the date for the making of the transfer as specified in such Transfer Certificate

      "TRANSFEREE" means a Qualifying Bank to which a Bank is entitled to transfer and assign and transfers or seeks to assign or transfer all or part of such Bank's rights and/or obligations hereunder

      "TRANSFEROR" means a Bank which assigns or transfers or seeks to assign or transfer all or part of its rights and/or obligations hereunder

      "UTILISATION" means a Drawdown Utilisation or a Tranche Utilisation

      "UTILISATION DATE" means the date on which the relevant Utilisation is to be made

      "UTILISATION REQUEST" means a request for a Utilisation by means of a Drawdown Utilisation Request or ( as the case may be) a Tranche Utilisation Request

      "US DOLLARS" and the sign "$" means the lawful currency of the United States of America

      "VAT" means value added tax or any similar tax substituted therefor

      "VENDOR PLACING AGREEMENT" means the agreement between the Parent and J Henry Schroder & Co Limited (2) in connection with the Acquisition.

1.2   INTERPRETATION

      In this agreement and in the schedules (unless the context otherwise requires):


      (a) references to persons include firms, corporations, societies and/or associations (whether incorporated or not) states and administrative and governmental entities, whether or not any of the foregoing is a separate legal entity;

      (b) references to the masculine gender include the feminine and neuter genders and vice versa and references to the singular number include the plural and vice versa;

      (c) references to this agreement include its schedules and references to schedules, clauses, sub-clauses, paragraphs and sub-paragraphs are to the schedules to and the clauses, sub-clauses, paragraphs and sub-paragraphs of this agreement;

      (d) the index to and the headings of the clauses are inserted for ease of reference only and shall be ignored in construing this agreement;

      (e) the expressions "subsidiary", "subsidiary undertaking" and "holding company" shall bear the meanings respectively ascribed to those terms in Sections 258 and 736 Companies Act, 1985 (as amended by the Companies Act 1989);

      (f) references to any statute, law, decree or regulation herein shall be deemed to be references to such statute, law, decree or regulation as re-enacted, amended or extended from time to time;

      (g) references herein to any document (including this agreement) shall be deemed to include references to such document as varied supplemented or replaced from time to time;

      (h)   references to time are to London time;

      (i) the "equivalent" (save as otherwise referred to herein) on any given date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 am on such date for the purchase of the first currency with the second currency.

2.    THE FACILITIES

2.1   AMOUNT AND PURPOSE

      (a) Subject to the terms and conditions of this Agreement, the Banks have agreed to make available:


            (i) to the Borrowers a multi-currency term loan facility of up to $218,000,000; and

            (ii) to the Parent a revolving multi-currency facility in an aggregate amount at any one time of up to $15,000,000 by way of short term advances denominated in US Dollars and Optional Currencies.

      (b) The Term Loan Facility shall be used by the Borrowers solely for the following purposes:

            (i) as to $49,000,000 thereof by the Purchaser to fund part of the consideration payable by it under the Offer to Purchase, the Option Agreement, the Shareholders' Agreements and the Merger Agreement in respect of the acquisition of Target;

            (ii)        by the Parent:

                        (A) to on-lend or invest to or in the Purchaser to fund the consideration payable by the Purchaser under the Offer to Purchase, the Option Agreement, the Shareholders' Agreements and the Merger Agreement in respect of the acquisition of Target and costs and expenses in connection with the Acquisition;

                        (B) to repay in full all indebtedness of the Parent under the facilities agreement dated 25th February 1997 and made between the Parent (1) Lloyds Bank Plc and Banque Nationale de Paris (2) Lloyds Bank Plc (as Arranger) (3) and Lloyds Bank Plc (as Agent)
                                    (4).

      (c) The Revolving Advances Facility shall be used by the Parent for general working capital purposes and, to any extent necessary, for the funding of the Acquisition.

      (d) No part of the Facilities may be used for any purpose which would cause the execution of any of the Transaction Documents by any Group Company or the performance by any Group Company of its obligations thereunder to constitute, or would otherwise result in the provision of, unlawful financial assistance for the purposes of Part V, Chapter VI of the Companies Act 1985 (or its equivalent in any other relevant jurisdiction) or any other applicable legislation or for any other unlawful purpose. Without prejudice to the obligations of the Borrowers under this clause, none of the Agent, the Arranger or any of the Banks shall be obliged to concern themselves with the application of amounts drawn by the Borrowers hereunder.

      (e)   The obligations of each Borrower hereunder are several.

2.2   UTILISATION PROCEDURES - DRAWDOWN OF THE ADVANCES

      (a) Subject to the provisions of this agreement, a Borrower may request a Drawdown Utilisation by delivering a Drawdown Utilisation Request to the Agent, not later than 10.30 am one Business Day before the proposed Utilisation Date (in the case of a Drawdown Utilisation in Sterling) and 10.30 am three Business Days before the proposed Drawdown Utilisation (in the case of a Drawdown Utilisation in US Dollars or an Optional Currency other than Sterling). The Drawdown Utilisation Request shall be in the form set out in Part I of
            Schedule 4 (in the case of the Term Loan Facility) and in the form set out in Part II of Schedule 4 (in the case of the Revolving Advances Facility).

      (b) Unless otherwise agreed with the Agent, only one Drawdown Utilisation Request under each of the Facilities may be made on any one day and subject to clause 2.7 (Currency Option) no more than two Drawdown Utilisations may be made under the Term Loan Facility during the term of this agreement. However, each Advance under the Term Loan Facility may comprise more than one and up to three Tranches.

      (c) Each Drawdown Utilisation Request made pursuant to clause 2.2(a) shall be irrevocable and binding upon the relevant Borrower and shall specify (inter alia):

            (i) that the Drawdown Utilisation Request is for an Advance or Advances under the Term Loan Facility or the Revolving Advances Facility (as the case may be) and in the case of a Drawdown Utilisation Request relating to an Advance under the Term Loan Facility specifies (if relevant) the number of Tranches into which such Advance is to be split;

            (ii) the proposed Utilisation Date, which shall be a Business Day during the relevant Availability Period;

            (iii) the Requested Amount of the proposed Drawdown Utilisation (which must be a Round Amount not exceeding the Available Term Loan Facility Amount or the Available Revolving Facility Amount (as the case may be));

            (iv) the currency of each Advance or (where relevant) each Tranche comprised in an Advance requested under the proposed Drawdown Utilisation (being either US Dollars or an Optional Currency);

            (v) (in the case of a Drawdown Utilisation under the Term Loan Facility) the first Interest Period that is to apply with respect to each Advance (or Tranche comprised therein) under such Drawdown Utilisation, to be selected in accordance with clause 2.4;

            (vi) (in the case of a Drawdown Utilisation under the Revolving Advances Facility) the Term of the proposed Drawdown Utilisation, being a period of one, two, three or six months (or such other period as may exceptionally be agreed by all of the Banks), which will begin on the proposed Utilisation Date and end on a Business Day which is or precedes the Final Repayment Date; and

            (vii) an account of the relevant Borrower to which the proceeds of the proposed Drawdown Utilisation are to be paid.

      (d) Whenever the Banks are required to participate in a Drawdown Utilisation under this clause 2.2, the aggregate amount of the Advances or Tranches to be made under such Drawdown Utilisation shall be allocated to and apportioned amongst the Banks by the Agent rateably according to their respective Term Loan Commitments or Revolving Commitments (as the case may be).

      (e) The Agent shall, promptly after receipt by it of a Drawdown Utilisation Request, notify each Bank of the details of such Drawdown Utilisation Request and of the amount of that Bank's share of the Advances or Tranches to be made to the relevant Borrower.

      (f) If a Bank's Commitment is reduced, in accordance with the terms of this agreement, after the Agent has received a Drawdown Utilisation Request or made an allocation hereunder, then such part of the proposed Drawdown Utilisation as is attributable to that Bank and exceeds its Available Commitment (as so reduced) in respect of the relevant Facility shall not be made and the amount of such Drawdown Utilisation shall be reduced accordingly. Notwithstanding any other provision of this agreement, no Bank shall be required to participate in any Advance or Tranche which exceeds that Bank's Available Commitment in respect of the relevant Facility.

      (g) If any Advance or Tranche comprised in an Advance to be made by a Bank pursuant to clause 2.2 or 2.3 is to be denominated in an Optional Currency, each Bank shall determine whether or not in its opinion:

            (i) it is or will be impossible for it to obtain at 11.00 am on the Quotation Date for such proposed Advance or Tranche deposits of the Optional Currency in amounts comparable with the amount of such proposed Advance or Tranche for a period corresponding to the Interest Period of an Advance or Tranche (under the Term Loan Facility) or the Term of an Advance (under the Revolving Advances Facility); or

            (ii) any law binding on it, or any request or requirement of any applicable central bank or other governmental agency or regulatory authority compliance with which is customary, would be contravened if it were to participate in such Advance or Tranche in the Optional Currency.

      (h) If any Bank determines that it is or will be impossible for it to obtain deposits as provided for by clause 2.2(g)(i) or that any law or request or requirement compliance with which is customary would be contravened as provided for by clause 2.2(g)(ii), such Bank shall give notice of such determination to the Agent prior to 5.00pm on the Business Day immediately preceding the proposed Quotation Date for such Advance or Tranche. Forthwith upon receipt of such notice, the Agent shall notify the relevant Borrower which may either cancel the Drawdown Utilisation or (as the case may be) Tranche Utilisation in so far as it affects the Bank in question, or request that the participation in the Advance or Tranche to be made by such Bank be made by such Bank in US Dollars or, where US Dollars is the affected currency, in Sterling, in either case prior to 9.00 am on the second Business Day before the proposed Utilisation Date and the Agent shall promptly notify the Bank in question accordingly.

      (i) If a Borrower requests that participation in an Advance or Tranche be made by a Bank in US Dollars or Sterling pursuant to clause 2.2(h) then, subject to the terms of clause 2, the Advance or Tranche to be made by such Bank shall be made in US Dollars or (as the case may be) in Sterling in an amount equal to the Original Dollar Amount thereof.

      (j)   If any Advance or Tranche to be made by a Bank pursuant to clause
            2.2 is to be denominated in an Optional Currency, then, subject to the terms of clause 2, the Advance or Tranche to be made by such Bank shall be made in such Optional Currency in the amount requested or such lesser amount as is required to ensure that the Original Dollar Amount of that Advance and all other Outstandings under the relevant Facility does not exceed the aggregate Commitments under that Facility.

      (k) If it has not already been cancelled or otherwise reduced to zero prior to such time, the Commitment of each Bank shall be reduced to zero at close of business in London on the Termination Date.

2.3 UTILISATION PROCEDURES - TRANCHES UNDER TERM LOAN FACILITY (OTHER THAN ON FIRST DRAWDOWN OF ADVANCES UNDER SUCH FACILITY)

      (a) Subject to the provisions of this agreement, a Borrower may request a Tranche Utilisation by delivering a Tranche Utilisation Request to the

            Agent not later than 10.30am one Business Day before the proposed Utilisation Date (in the case of a Tranche Utilisation in Sterling) and 10.30am three Business Days before the proposed Utilisation Date (in the case of a Tranche Utilisation in US Dollars or an Optional Currency other than Sterling). The Tranche Utilisation Request shall be in the form set out in Part III of Schedule 4.

      (b)   A Tranche Utilisation may comprise one or more of the following:

            (i) the sub-division of an Advance or existing Tranche into two or more Tranches;

            (ii) the consolidation into one Tranche or Advance of two or more existing Tranches and/or Advances ;

            (iii) the conversion of an existing Tranche or Advance , if denominated in US Dollars, into an Optional Currency or if denominated in an Optional Currency into another Optional Currency or US Dollars,

            Provided that:

            (A)   at no time shall there be more than 6 Tranches outstanding;

            (B) unless otherwise agreed by the Majority Banks, the amount of each Tranche shall at all times be in a minimum amount of $5,000,000, or if more, an integral multiple of $1,000,000 or, if denominated in an Optional Currency, such other comparable and convenient amounts as may be agreed by the Agent from time to time;

            (C) Tranches in the same currency and with Interest Periods of the same duration and commencing on the same date shall be consolidated automatically into one Tranche;

            (D) in the case of a conversion in accordance with paragraph (iii) above, it is carried out subject to and in accordance with clause 2.7;

            (E) (subject to clause 2.7(d)), at no time shall the aggregate of Tranches outstanding in respect of any Advance exceed the Original Dollar Amount of that Advance (or the Tranches comprised therein);

            (F) no Tranche made available to one Borrower shall be consolidated with a Tranche made available to the other Borrower.

      (e) Whenever the Banks are required to participate in a Tranche Utilisation, the amount of each Tranche to be advanced shall be allocated to and apportioned amongst the Banks by the Agent rateably according to their respective Term Loan Commitments.

      (f) The Agent shall, promptly after receipt by it of a Tranche Utilisation Request, notify each Bank of the details of such Tranche Utilisation Request and of the amount of that Bank's share of the Tranches to be made to the relevant Borrower.

      (g) If a Bank's Commitment is reduced, in accordance with the terms of this agreement, after the Agent has received a Tranche Utilisation Request or made an allocation hereunder, then such part of the proposed Tranche Utilisation as is attributable to that Bank and exceeds its Available Commitment (as so reduced) in respect of the Term Loan Facility shall not be made and the amount of such Tranche Utilisation shall be reduced accordingly. Notwithstanding any other provision of this agreement, no Bank shall be required to participate in any Tranche Utilisation which exceeds that Bank's Available Commitment in respect of the Term Loan Facility or which, when added to the Original Dollar Amounts of all other Tranches outstanding in respect of the relevant Advance exceeds or would exceed the Original Dollar Amount of such Advance.

2.4   INTEREST

      (a) The following provisions of this clause 2.4(a) shall apply with respect to interest on an Advance made under the Revolving Advances Facility, that is to say:

            (i) on the Repayment Date (and, if applicable, on the expiry of each period of 6 months during the Term of such Advance) relating to such Advance, the Borrower shall pay to the Agent accrued interest on that Advance, for the account of the Banks which made such Advance. Each Term shall, up to and including the earlier of (1) the date falling ninety days after the Merger Agreement Closing Date; and (2) the Close of Syndication have a duration of one month. Thereafter, each Term shall have such a duration as the relevant Borrower may request pursuant to this agreement provided that the first such successive Term may be of such a duration as is necessary to ensure that it terminates on 30th September 1998;

            (ii) the rate of interest applicable to such Advance for the Term thereof shall be the rate per annum determined by the Agent to be the sum of:

                  (A)   LIBOR for such Advance;

                  (B)   the Margin; and

                  (C) the Associated Costs Rate applicable thereto (in the case of an Advance in Sterling).

            (iii) if any Term would otherwise end on a day which is not a
                  Business Day, that Term shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Term over to another calendar month in which event such Term shall end on the last preceding Business Day;

            (iv) any Term which commences on the last day of a calendar month and any Term which commences on a day for which there is no numerically corresponding day in the calendar month during which such Term is to end shall end on the last Business Day of the calendar month during which such Term is due to end;

            (v) any Term which would otherwise end during the month of or at any time after the Final Repayment Date shall end on the Final Repayment Date.

      (b) The following provisions of this clause 2.4(b) shall apply with respect to interest on an Advance or a Tranche made under the Term Loan Facility, that is to say:

            (i) the first such Interest Period shall commence on the Utilisation Date of the relevant Advance or Tranche and such Interest Period and each successive Interest Period (which shall commence immediately upon the end of the preceding Interest Period) in relation to such Advance or Tranche shall, up to and including the earlier of (1) the date falling 90 days after the Merger Agreement Closing Date and (2) the Close of Syndication have a duration of one month. Thereafter, each successive Interest Period shall have such a duration as the relevant Borrower may request pursuant to the terms of clause 2.4(b)(ii) below, provided that the first such successive Interest Period may be of such a duration as is necessary to ensure that it terminates on 30th September 1998;

            (ii) the relevant Borrower may by notice received by the Agent not later than 10.30 am one Business Day (in the case of an Advance or a Tranche in Sterling) or three Business Days (in the case of an Advance or a Tranche in US Dollars or an Optional Currency other than Sterling) before the first day of an Interest Period specify (subject to clause 2.4(b)(i) above) whether that Interest Period shall have a duration of one, two, three or six months (or such other period as may exceptionally be agreed to by all of the Banks);

            (iii) Interest Periods shall be of the duration specified by the relevant Borrower pursuant to (ii) above, but so that:

                  (A) (in the case of an Advance which has been sub-divided into Tranches) Tranches are designated and Interest Periods are selected such that, on each Repayment Date in respect of the Term Loan Facility, there mature Tranches the principal amount of which, in the view of the Agent, will be at least equal to the principal amount to be repaid on such Repayment Date or the equivalent in any Optional Currency (where relevant);

                  (B) no Interest Period for an Advance or a Tranche shall overrun the Final Repayment Date;

                  (C) if the relevant Borrower otherwise fails to specify the duration of an Interest Period in accordance with the foregoing provisions, that Interest Period shall have a duration of three months or other period complying with the foregoing;

                  (D) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period over to another calendar month in which event such Interest Period shall end on the last preceding Business Day; and

                  (E) any Interest Period which commences on the last day of a calendar month and any Interest Period which commences on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of the calendar month during which such Interest Period is due to end;

            (iv) on the last day of each Interest Period relating to an Advance or Tranche (and, if applicable, on the expiry of each period of 6 months during such an Interest Period), the relevant Borrower shall pay to the Agent the accrued interest on that Advance or Tranche, for the account of the Banks which made such Advance or Tranche;

            (v) the rate of interest applicable to such an Advance or Tranche for an Interest Period shall be the rate per annum determined by the Agent to be the sum of:

                  (A) LIBOR on the Quotation Date for the relevant Advance or Tranche;

                  (B)   the Margin; and

                  (C) (in the case of an Advance or Tranche denominated in Sterling) the Associated Costs Rate applicable thereto.

      (c) If on the Utilisation Date of any proposed Advance or Tranche to a Borrower under the Term Loan Facility there is an existing Advance or Tranche outstanding under that Facility from the same Borrower, the relevant Borrower shall be entitled to elect, by serving notice on the Agent not later than 10.30am one Business Day before the proposed Utilisation Date (in the case of a Utilisation in Sterling) and 10.30am three Business Days before the proposed Utilisation Date (in the case of Utilisation in an US Dollars or an Optional Currency other than Sterling) that the first Interest Period relating to the proposed Advance or Tranche shall terminate on the same day as the Interest Period relating to the outstanding Advance or Tranche and that on the last day of those Interests Periods the Advances or Tranches to which they relate shall be consolidated (and thereafter be treated in all respects) as a single Advance or Tranche (as the case may be).

      (d) The Agent shall promptly notify the Borrowers and the Banks of each rate of interest determined by it under this clause 2.4.

      (e) All interest and other payments under this agreement which are to be calculated by reference to a rate per annum shall accrue from day to day and be calculated on the basis of the actual days elapsed and (in the case of amounts denominated in Sterling) a 365 day year or (in the case of amounts denominated in US Dollars or an Optional Currency other than Sterling) a 360 or 365 day year, as is customary in the London Interbank Market..

      (f) Each determination of a rate of interest or of other amounts hereunder by the Agent shall, in the absence of manifest error, be conclusive and binding upon the parties to this agreement.

2.5   VARIATION OF MARGIN

      For the purposes of this agreement, Margin means the rate per annum determined by the Agent pursuant to this Clause 2.5. The Agent shall determine the Margin promptly following receipt of the quarterly management accounts of the Group (as referred to in clause 10.1(c)(iv)), together with the Certificate of Compliance (as referred to in clause 10.1(c)(vii))which the Parent is obliged to deliver to the Agent pursuant to clause 10.1(c). Based upon the aforegoing, the Margin shall be determined by reference to the following ratios (the "MARGIN RATIO"):

      MARGIN RATIO                                        MARGIN
      ------------                                        ------
      The ratio of Consolidated Total Borrowings
      to Consolidated EBITDA is greater
      than 3:1                                            0.85%

      The ratio of Consolidated Total Borrowings to Consolidated EBITDA is equal to or

      less than 3:1                                       0.75%

      The ratio of Consolidated Total Borrowings
      to Consolidated EBITDA is equal to or
      less than 2:1                                       0.65%

      Provided that:

      (i) the first determination of the Margin by the Agent shall only be made following the expiry of six calendar months after the earlier of (i) the date falling 90 days after the Merger Agreement Closing Date and (ii) the Close of Syndication (the "INITIAL MARGIN PERIOD");

      (ii) until the first determination of the Margin by the Agent, the Margin shall be 0.85%;

      (iii) for the three calendar months following the expiry of the Initial Margin Period, the Margin shall not reduce below 0.75%;

      (iv) the Margin Ratio will be calculated by reference to the twelve month period ending on the last day of each Quarterly Period or (as the case may be) financial year of the Parent;

      (v) any determination by the Agent of a reduction or increase in the Margin shall take effect as from 5 Business Days after receipt by the Agent of the Certificate of Compliance for the Quarterly Period in which compliance or non-compliance (as the case may be) with the Margin Ratio occurs;

      (vi) there shall be no decrease in the Margin if an Event of Default has occurred which is continuing and the Margin shall revert to 0.85% until such time as such Event of Default is no longer continuing whereupon the Margin shall be determined as set out above.

2.6   REPAYMENT AND PREPAYMENT

      (a) Subject to this agreement, the Parent shall repay in full each Advance under the Revolving Advances Facility on its Repayment Date in accordance with the terms of this agreement.

      (b) Subject to this agreement and to each Borrower only being responsible for the repayment of the Advances drawn down by that Borrower, the Borrowers shall repay the Term Loan Outstandings on the following dates and in the following amounts (or their equivalent in an Optional Currency where the Term Loan Outstandings to be repaid are denominated in an Optional Currency):

            Date                                          Instalments
            ----                                          -----------
                                                               $
             6 months after the date of this agreement    21,800,000
            12 months after the date of this agreement    21,800,000
            18 months after the date of this agreement    21,800,000
            24 months after the date of this agreement    21,800,000
            30 months after the date of this agreement    21,800,000
            36 months after the date of this agreement    21,800,000
            42 months after the date of this agreement    21,800,000
            48 months after the date of this agreement    21,800,000
            54 months after the date of this agreement    21,800,000
            60 months after the date of this agreement    21,800,000

      (c) If the aggregate of the monies advanced under the two Advances permitted to be drawn under the Term Loan Facility amount to less than 18,000,000 the repayment instalments specified in clause 2.6(b) above shall be reduced rateably and pro rata.

      (d) Any prepayment of the Term Loan Outstandings shall reduce each outstanding repayment instalment under clause 2.6(b) on a pro rata basis between the outstanding repayment instalments, provided that the first $49,000,000 (or the equivalent thereof in any relevant Optional Currency, where relevant) of any prepayments shall reduce each outstanding repayment instalment in chronological order.

      (e) By giving not less than 5 Business Days' prior written notice to the Agent, the Borrowers may prepay the whole or any part of an Advance or Tranche under the Term Loan Facility (but, if part, then in a minimum amount of $1,000,000 or, if more, in integral multiples of $500,000 or the approximate equivalent thereof (as determined by the Agent) in the relevant Optional Currency (should the relevant Advance or Tranche be denominated in an Optional Currency) on the last day of any Interest Period for that Advance or Tranche without penalty or premium or on any other date subject to the Parent indemnifying the Agent and each Bank pursuant to clause 12.2 of this agreement in respect of any loss, cost or expense sustained or incurred as a consequence thereof. Any amount so prepaid may not subsequently be redrawn. Upon such prepayment, (i) the amount which the relevant Borrower may draw under the Term Loan Facility shall be reduced permanently by a corresponding amount, (ii) the Total Term Loan Commitments shall be reduced permanently by a corresponding amount and (iii) the Term Loan Commitment of each of the Banks therein will be correspondingly reduced pro rata in proportion to their respective Term Loan Commitments. Each notice of prepayment given pursuant to this clause shall be irrevocable and shall specify the date upon which such prepayment is to take effect (which must be a Business Day).

      (f) By giving not less than 5 Business Days' prior written notice to the Agent, the Borrower may prepay the whole or any part of an Advance under the Revolving Advances Facility (but, if part, then in a minimum amount of $1,000,000 or, if more, integral multiples of $500,000 or the approximate equivalent thereof (as determined by the Agent) in the relevant Optional Currency (should the relevant Advance be denominated in an Optional Currency) on any day during its Term without penalty or premium subject to the Parent indemnifying the Agent and each Bank pursuant to clause 12.2 of this agreement in respect of any loss, cost or expense including, without limitation, breakage costs or liability sustained or incurred as a consequence thereof. Any amounts so prepaid may subsequently be redrawn up to the amount of the Available Revolving Facility Amount. Each notice of prepayment given pursuant to this clause shall be irrevocable and shall specify the date upon which such prepayment is to take effect (which must be a Business Day).

      (g) The Borrowers may not repay or prepay all or any part of any Advance or Tranche except at the times and in the manner provided for in this agreement.

      (h) The Borrowers shall not be entitled to reborrow, in whole or in part, any amount repaid or prepaid under the Term Loan Facility other than pursuant to the terms of clause 2.7 (Currency Option).

2.7   CURRENCY OPTION

      (a) A Borrower may elect to take, convert in accordance with clause 2.7(c) or maintain any Advance or Tranche in or into an Optional Currency and to convert the same back into US Dollars and, unless the Agent has determined that the circumstances referred to in clause 2.2(g) and in clause 7.2 are applicable, that Borrower shall, subject to the provisions of this agreement, be so entitled.


      (b) If the Agent makes a determination under clauses 2.2(g) or 7.2 in relation to the unavailability of an Optional Currency, then the relevant Advance or Tranche shall be drawn in, maintained in or, as appropriate, converted into US Dollars on the first day of the relevant Interest Period.

      (c) If pursuant to this agreement any Advance or Tranche under the Term Loan Facility is to be:

            (i)   converted from US Dollars into an Optional Currency;

            (ii)  converted from an Optional Currency into US Dollars; or

            (iii) converted from one Optional Currency into another Optional
                  Currency,

            then, the relevant Borrower shall on the last day of the relevant Interest Period and subject to clause 2.7(d) repay the relevant Advance or Tranche in the currency in which it is then denominated and the Bank's obligations shall (after making any repayments or prepayments due on that date and subject as provided in this agreement) be as follows:

            (A) if the Advance or Tranche was, immediately prior to such repayment, denominated in US Dollars and is to be converted into an Optional Currency, the Banks will advance on such date the Equivalent Amount in the relevant Optional Currency of the relevant Advance or Tranche;

            (B) if the Advance or Tranche was immediately prior to such repayment denominated in an Optional Currency and is to be converted into US Dollars, the Banks will advance on such date the Original Dollar Amount of the relevant Advance or Tranche; and

            (C) if the Advance or Tranche was immediately prior to such repayment denominated in one Optional Currency and is to be maintained in the same Optional Currency or converted from one Optional Currency into another Optional Currency, the Banks will advance on such date the Equivalent Amount in the relevant Optional Currency of the Original Dollar Amount of the relevant Advance or Tranche.

      (d) The obligation of a Borrower in sub-paragraph (c) above to repay an Advance or Tranche in an Optional Currency (and for the Banks to re-advance any such Advance or Tranche) shall not apply where:

            (i) pursuant to the provisions of sub-paragraph (c), the Advance or Tranche would have fallen to be repaid and re-advanced in the same Optional Currency; and

            (ii) the Dollar Equivalent of the Advance or Tranche on the last day of the current Interest Period does not differ from the Original Dollar Amount of the Advance or Tranche by more than 5%.

2.8   DEFAULT INTEREST

      If any sum (whether of principal, interest or otherwise) is not paid in full when due, the relevant Borrower shall pay interest on the unpaid sum from the due date until the date of actual payment both before and after judgment at a rate being the aggregate of:

      (a)   1% per annum;

      (b)   the Margin;

      (c)   LIBOR; and

      (d) (if the currency in which such unpaid sum is denominated is Sterling) the Associated Costs Rate attributable to the unpaid sum.

      For this purpose:

      (i) LIBOR shall be determined by the Agent by reference to such consecutive periods (including overnight deposits) as the Agent may in its absolute discretion from time to time select;

      (ii) the Associated Costs Rate shall be computed on the day on which such unpaid amount was due and such other days as the Bank referred to in the definition of "Associated Costs Rate" may select in accordance with the provisions of Schedule 2 (as the same may be amended from time to time as provided for in such definition) (a certificate of the relevant Bank in each case as to the amount of such cost being conclusive in the absence of manifest error); and

      (iii) interest under this clause 2.8 shall be calculated on a day to day basis and (in the case of amounts denominated in Sterling) a year of 365 days or (in the case of amounts denominated in US Dollars or an Optional Currency other than Sterling) a year of 360 or 365 day year, as is customary in the London Interbank Market and compounded on the last day of each such consecutive period referred to in paragraph (i) above but shall nevertheless be payable on demand.

2.9   PAYMENTS

      All payments to be made by a Borrower under or in respect of the Facilities shall be made on the due date:


      (i) where such amount is denominated in Sterling, by payment in Sterling in immediately available cleared funds to the Agent's Account No 0002727 with Lloyds Bank Plc, Treasury Division, Faryner's House, PO Box 545, 25 Monument Street, London EC3R 3BP (Chaps Sort Code 30-15-
            57), Quoting Ref: Loans Admin re Sage or such other account as the Agent may from time to time direct;

      (ii) where such amount is denominated in US Dollars, by payment in US Dollars in immediately available cleared funds to the Agent's Account with The Bank of New York, NY Swift Code IRVT US 3N XXX Account Lloyds Bank Plc Loans Administration Bristol No:
            8900047003 Reference: Sage or such other account as the Agent may from time to time direct;

      (iii) where such amount is denominated in an Optional Currency (other than Sterling), by payment in the relevant Optional Currency in immediately available funds to such account, office or bank as the Agent may from time to time designate.

      All such payments shall be made in full without any set-off or counterclaim whatsoever and, subject to clause 4.1, free and clear of any deductions or withholdings.

2.10  REDUCTION, CANCELLATION AND TERMINATION

      (a) The Term Loan Commitment shall be automatically reduced and cancelled by an amount equal to any part of the Term Loan Facility which remains undrawn at the close of business on the last day of the Availability Period, which amount shall be applied against the Term Loan Commitment of each Bank pro rata.

      (b) The Revolving Commitment shall be automatically reduced and cancelled by an amount equal to any part of the Revolving Advances Facility which remains undrawn at the close of business on the last day of the Availability Period, which amount shall be applied against the Revolving Commitment of each Bank pro rata.

      (c) Each Borrower (in the case of the Total Term Loan Commitments) or, as the case may be, the Parent (in the case of the Total Revolving Commitments) may at any time, and from time to time, cancel the whole or any part of the Total Term Loan Commitments or, as the case may be, the Total Revolving Commitments relevant to its portion of the Facilities by giving to the Agent not less than 5 Business Days prior written notice to that effect, specifying the date on which such cancellation is to take effect and the amount or amounts of the proposed cancellation or cancellations thereof Provided that:

            (i) any partial cancellation shall be in a minimum aggregate amount of $1,000,000 and (if more) integral multiples of $500,000; and

            (ii) no such cancellation shall be effective if, as a result thereof, the Total Term Loan Commitments or the Total Revolving Commitments (as the case may be) would be reduced to an amount which would be less than, respectively, the Term Loan Outstandings or the Revolving Outstandings at the time the cancellation is to come into effect.

            Any such cancellation shall be taken to reduce the relevant Revolving Commitments or (as the case may be) Term Loan Commitments of each of the Banks rateably by reference to the Total Revolving Commitments or (as the case may be) Total Term Loan Commitments.

      (d) Each notice of cancellation given pursuant to this clause 2.10 shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

      (e)   If at any time:

            (i) the Commitment of any Bank is cancelled or reduced in aggregate to zero; and

            (ii) all obligations (actual or contingent) and all Indebtedness due or owing to such Bank by the Borrowers hereunder has been satisfied in full, then such Bank (other than for the purposes of clause 15.11 and 15.12) shall cease to be a Bank hereunder and shall cease to be a party to this agreement.

2.11  OBLIGATIONS AND RIGHTS OF THE BANKS, ARRANGER AND AGENT

      (a) If the Agent notifies a Bank that it is to make an Advance or Tranche in accordance with clause 2.2 then, on the relevant Utilisation Date but subject to this agreement, such Bank shall make available its participation in such Advance (or Tranche) through its Facility Office in accordance with this agreement.

      (b) The obligations and rights of the Banks, the Arranger and the Agent hereunder are several. The failure by a Bank (not acting in its capacity of Agent) to perform its obligations hereunder shall not affect the obligations of any other Bank, the Arranger, the Agent, the Parent or the Purchaser to perform any of their respective obligations under this agreement towards any other party hereto, nor shall the Arranger, the Agent or any Bank be responsible for the obligations of any other of them under this agreement.

      (c) Notwithstanding any other provision of this agreement, the interests of the Banks, the Arranger and the Agent are several and the amounts from time to time due to the Agent or the Arranger (for its own account) and to each Bank shall be separate and independent debts. The Agent, the Arranger and each Bank shall have the right to protect and enforce their rights arising under this agreement separately and it shall not be necessary for the Agent, the Arranger or any Bank (as the case may be) to be joined as an additional party in any proceedings to that end.

3.    CONDITIONS PRECEDENT

3.1   CONDITIONS PRECEDENT TO THE FACILITIES

      It is a condition precedent to the obligations of the Banks to make the Facilities available that the Agent shall first have received the various documents and evidence referred to in Part I of Schedule 5 in form and substance satisfactory to it (acting reasonably) prior to the termination of the Availability Period. Once all such conditions precedent have been satisfied or fulfilled or waived by the Majority Banks, the Agent shall on that day give notice in writing to the Parent and the Banks (other than itself) to that effect, which day shall be the "EFFECTIVE DATE".

3.2   CONDITIONS PRECEDENT TO THE MAKING OF AN ADVANCE OR TRANCHE

      Notwithstanding any other provision of this agreement, none of the Banks shall be obliged to make its participation in an Advance or Tranche or any part of either thereof and no Utilisation Request may be made by a Borrower unless the following further conditions are satisfied at the same time as the giving of a Utilisation Request hereunder:

      (a) no Event of Default has occurred and is continuing or will result from the proposed Utilisation; and

      (b) no Potential Event of Default has occurred and is continuing or will result from the proposed Utilisation; and

      (c) the Repeated Representations are true and will be true on and as of the relevant Utilisation Date with reference to the facts and circumstances then subsisting; and

      (d) in the case of a Utilisation Request made immediately prior to the Tender Offer Closing Date, receipt by the Agent of the various documents and evidence referred to in Part II of Schedule 5 in form and substance satisfactory to it (acting reasonably); and

      (e) in the case of a Utilisation Request made immediately prior to the Merger Agreement Closing Date, receipt by the Agent of the various documents and evidence referred to in Part III of Schedule 5 in form and substance satisfactory to it (acting reasonably).

3.3   ROLLOVER

      (a) Without prejudice to clause 11.1, the provisions of clause 3.2(b) shall not apply to:


            (i) any Advance under the Revolving Advances Facility (the "NEW ADVANCE") which is to be made on the Repayment Date of another Advance under the Revolving Advances Facility the amount of which is equal to or greater than the New Advance; and

            (ii) any Tranche under the Term Loan Facility (the "NEW TRANCHE") which is to be made on the repayment of another Tranche or Tranches (in respect of the same Advance) the amount or (as the case may be) the aggregate amount of which is equal to the New Tranche.

3.4   CERTAIN FUNDS PERIOD

      To assist the Group to have sufficient funds available to fulfil its obligations in connection with the Acquisition, the Banks shall not on or prior to the Merger Completion Date decline to permit any Facility to be utilised hereunder as a consequence of:

      (a) the occurrence of any Potential Event of Default or Event of Default under Clause 11.1(b), (e)(ii), (m), (p), (r) or (to the extent referable to a representation and warranty suspended by this Clause 3.4) (d);

      (b) the occurrence of any Potential Event of Default under Clause 11.1(g) or (to the extent referable to Clause 10.2(h)) (c);

      (c)   any misrepresentation under Clause 9.1(h), (i), (j), (k)(i) or (l),

      provided that this clause 3.4 shall not prevent the Agent or any of the Banks exercising any of their respective rights and remedies under this Agreement (including, without limitation, under clause 11.1) after the earlier of (i) 1st August 1998 and (ii) the Merger Completion Date and notwithstanding any such utilisation.

4.    TAXES

4.1   GROSSING UP

      All payments to be made by a Borrower to any person hereunder shall be made free and clear of and without deduction for or on account of Tax unless such Borrower is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by such Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

4.2   BANK'S OBLIGATION TO LODGE RELEVANT DECLARATION

      Neither Borrower is obliged to pay any additional amount pursuant to clause 4.1 in respect of any deduction which would not have been required if the relevant Bank had completed and properly lodged, as soon as practically possible after becoming a Bank hereunder a declaration, claim, exemption or other form which it is required to complete.

4.3   QUALIFYING BANK

      If:

      (a)   at the date of this agreement any Bank is not a Qualifying Bank; or

      (b) a Bank ceases to be a Qualifying Bank other than as a result of the introduction of, suspension, withdrawal or cancellation of, or change in, or change in the general understanding, interpretation, administration or application of, any law or regulation or tax treaty compliance with which is customary or any practice or concession of the United Kingdom Inland Revenue or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Bank has a connection, occurring after the date of this agreement; or

      (c) on the date of any assignment, transfer or novation under clause 16 the Transferee is not a Qualifying Bank,

      then no Borrower shall be liable to pay to that Bank under clause 4.1 any amount in respect of taxes levied or imposed by the United Kingdom or any taxing authority of or in the United Kingdom in excess of the amount it would have been obliged to pay if that Bank had been or remained a Qualifying Bank.

4.4   U.S. TAXES

      (a) The Purchaser shall not be required to pay any additional amount pursuant to Clause 4.1 (Gross-up) in respect of United States federal income taxes with respect to a sum payable by it pursuant to this agreement to a Bank if such Bank:

            (i)    on the date it becomes a Party to this agreement either:

                   (1) is not a "United States Person" (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")) and is not entitled to submit either (x) an Internal Revenue Service Form 1001 (or such successor Form as shall be adopted from time to time by the United States taxation authorities) relating to such Bank and claiming complete exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this agreement in connection with any borrowing by the Purchaser as a result of a tax treaty concluded with the United States or (y) an Internal Revenue Service Form 4224 (or such successor Form as shall be adopted from time to time by the United States taxation authorities) relating to all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this agreement in connection with any borrowing by the Purchaser; or

                   (2)  is a United States Person; or

            (ii) has (unless the Purchaser failed to give the notification referred to in paragraph (c) below) failed to submit any form, certificate or other information with respect to such sum payable that it was required to file pursuant to paragraph (b) below and is entitled to file under applicable law.

      (b) If a Bank is not a United States Person it shall (if and to the extent that it is entitled to do so under applicable law) submit as soon as reasonably practicable after the date such Bank becomes a party to this agreement in duplicate to the Purchaser duly completed and signed copies of either Form 1001 of the United States Internal Revenue Service (or such successor Form as shall be adopted from time to time by the United States taxation authorities) (relating to such Bank and claiming complete exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this agreement in connection with any borrowing by the

            Purchaser as a result of a tax treaty concluded with the United States) or Form 4224 of the United States Internal Revenue Service (or such successor Form as shall be adopted from time to time by the United States taxation authorities) (relating to all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this agreement in connection with any borrowing by the Purchaser). Thereafter and from time to time, such Bank shall (if and to the extent that it is entitled to do so under applicable law) submit to the Purchaser such additional duly completed and signed copies of one or the other such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxation authorities) or any additional information as may be required under then current United States law or regulations to claim the inapplicability of or exemption from United States withholding taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this agreement in connection with any borrowing by the Purchaser.

      (c) To the extent that the Purchaser becomes aware of the need for any Form or information referred to in the second sentence of paragraph
            (b) above, it will notify the relevant Banks as soon as reasonably practicable thereafter.

5.    TAX RECEIPTS

5.1   NOTIFICATION

      If, at any time, a Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), that Borrower shall promptly notify the Agent of the same.

5.2   DELIVERY OF TAX RECEIPTS

      If a Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank affected, within 30 days after it has made such payment to the applicable authority, an original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment.

5.3   BENEFIT OF TAX CREDITS ETC

      In the event that an additional payment is made by a Borrower to or for the benefit of any Bank under clause 4 and, such Bank in its sole opinion, determines that it has received or been granted a credit against or relief or remission for, or repayment of tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment or, in the case of an additional payment under clause 4 with reference to the liability, expense or loss to which the payment giving rise to the additional payment relates, such Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to that Borrower such amount as it shall in its sole opinion have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss. Any such payment shall be conclusive evidence (save in the case of manifest error) of the amount due to such Borrower hereunder and shall be accepted by such Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any person to arrange its tax affairs in whatever manner it thinks fit and, in particular, no person shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor oblige any person to disclose any information relating to its tax affairs or any calculations in respect thereof.

6.    INCREASED COSTS

6.1   REIMBURSEMENT FOR INCREASED COSTS

      If, by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which a Bank or any holding company of such Bank allocates capital resources to its obligations hereunder) whether or not having the force of law but which is commonly complied with by banks in the relevant jurisdiction:

      (i) a Bank or any holding company of such Bank incurs an additional cost as a result of its having entered into and/or performing its obligations under this agreement and/or assuming or maintaining a Commitment under this agreement and/or participating in an Advance or Tranche hereunder;

      (ii) a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for its having entered into and/or performing its obligations and/or assuming or maintaining a Commitment under this agreement and/or participating in an Advance or Tranche;

      (iii) there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the Advances or Tranches;

      (iv) a Bank or a holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the overall net income of the Bank or the net income of its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of the Advances or Tranches made or to be made by it hereunder and/or by reference to any sum received or receivable by it hereunder, then the Parent shall (unless the same is dealt with by any other provision of this agreement), from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or any such holding company of such Bank against, as the case may be, (i) such additional cost, (ii) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of that Bank, attributable to its obligations hereunder), (iii) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its (or any holding company of such Bank) funding or maintaining any Advances or Tranches hereunder) or (iv) such liability.

6.2   EXCEPTIONS

      Clause 6.1 does not apply to any amount:


      (a) compensated for by the payment of the Associated Costs Rate or the operation of clause 4.1;

      (b) which is, or is attributable to, any tax on the overall net income, profits or gains of a Bank or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Bank or any of its holding companies);

      (c) arising directly out of the implementation by the applicable authorities having jurisdiction over such Bank and/or its Facility Office of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Measurement and Capital Standards" (the "Guidance") except where a higher level of capital adequacy is imposed than that stipulated in the Guidance at the date of this agreement;

      (d) which arises directly out of a change to an applicable law or regulation affecting a Bank which has come into effect at the time that Bank becomes a party to this agreement or takes a transfer under clause 16 of which that Bank is aware and compliance with which is in accordance with the normal practice of banks and financial institutions to which such law or regulation applies.

6.3   NOTIFICATION

      A Bank intending to make a claim pursuant to clause 6.1 shall notify the Agent of the event by reason of which it is entitled to do so as soon as reasonably practicable after becoming aware thereof, giving reasons for such claim, whereupon the Agent shall notify the Parent thereof.

7.    ILLEGALITY AND MARKET DISRUPTION

7.1   ILLEGALITY

      If, at any time, it is unlawful, or contrary to any official directive or request (being a directive or request with which the relevant Bank is accustomed to comply) of any central bank or other fiscal, monetary or other authority, or impossible for a Bank to make, fund or allow to remain outstanding its participation in an Advance or Tranche made or to be made by it hereunder, then that Bank shall promptly after becoming aware of the same, deliver to the Parent through the Agent a certificate to that effect and:


      (i) such Bank shall not thereafter be obliged to make available its participation in any Advance or Tranche hereunder and the amount of its Commitment shall be immediately reduced to zero; and

      (ii) if the Agent on behalf of such Bank so requires, the relevant Borrower shall on such date as the Agent shall have specified (being a date which is not before, the earlier to occur of (a) 30 days after the date of the Agent's notice and (b) the latest date permitted by the relevant law, official directive or request) prepay such Bank's participation in the relevant Advance(s) or Tranche(s) together with accrued interest thereon and all other amounts owing to such Bank hereunder.

7.2   MARKET DISRUPTION

      (a) If in relation to any Advance or Tranche and any proposed Interest Period or Term relating thereto:


            (i) the Agent determines that, at or about 11.00 a.m. on the Quotation Date, it is not possible to determine LIBOR for the currency in which such Advance or Tranche is denominated and none or one only of the Reference Banks is supplying a quotation for the purposes of determining LIBOR for the currency in which such Advance or Tranche is denominated; or

            (ii) the Agent is notified by the Banks to whom in aggregate fifty per cent. (50%) or more of the Outstandings are (or, if that Advance or Tranche were then made, would be) owed that (i) they are unable to obtain matching deposits in the London Interbank Market at or about 11.00 a.m. on the Quotation Date in sufficient amounts to fund their respective shares of such Advance or Tranche during that Interest Period or Term or
                   (ii) the cost to those Banks of obtaining such deposits is in excess of the quotations used for determining LIBOR for the currency in which such Advance or Tranche is denominated in accordance with the definition of LIBOR, then the Agent shall promptly give notice thereof to the relevant Borrower and the Banks and, notwithstanding the provisions of clause 2, the Interest Period or Term relating to that Advance or Tranche and the amount of interest payable in respect of such Advance or Tranche during that Interest Period or Term shall be determined in accordance with the following provisions of this clause 7.2.

      (b) If clause 7.2(a) applies in relation to an Advance or Tranche then, subject to clause 2.4, the duration of the Interest Period or Term relating to that Advance or Tranche shall be one month or, if less, such that it shall end on the Final Repayment Date and the rate of interest applicable to that Advance or Tranche during the Interest Period or Term relating to it shall, subject to the provisions of clause 7.2(c), be the rate per annum which is the sum of (i) the Margin, (ii) (in the case of an Advance or Tranche denominated in Sterling) the Associated Costs Rate applicable thereto and (iii) the rate per annum determined by the Agent (and notified to the relevant Borrower) to be the weighted average of the rates of each Bank (as notified to the Agent and advised by the Agent to the relevant Borrower(s) before the last day of such Interest Period) each of which expresses as a percentage rate per annum the cost to each Bank of funding from whatever sources and in whatever manner it may reasonably select its portion of such Advance or Tranche during such Interest Period or Term.

      (c) The Agent shall, as soon as is reasonably practicable after it has given the notice referred to in clause 7.2(a), enter into negotiations with the relevant Borrower with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances or Tranches may be maintained thereafter and any such substitute basis that is agreed within 20 days of the giving of such notice (but in any event by no later than the date falling five Business Days prior to the last day of the Interest Period referred to in clause 7.2(b)) shall take effect in accordance with its terms and be binding on each party hereto Provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

      (d) If a substitute basis in respect of the Advances or Tranches is not agreed pursuant to clause 7.2(c), the relevant Borrower shall be entitled, by giving to any Bank not less than ten Business Days' notice:

            (i) to cancel all (but not part only) of the Bank's Commitment, in respect of such Advances or Tranches, whereupon that Bank's Commitment shall be reduced to zero; and

            (ii) to prepay all (but not part only) of that Bank's Outstandings in respect of such Advances or Tranches,

            in each such case without premium or penalty (save as provided in clause 12.2) together with accrued interest thereon and all other amounts owing to such Bank under this agreement Provided that the relevant Borrower may not elect to cancel the Commitment and/or prepay the Outstandings of a Bank whose rate of interest as advised to such Borrower by the Agent under clause 7.2(b) is equal to or lower than the rate as so advised to it by the Agent in relation to another Bank unless that other Bank's Commitment in respect of such Advances or Tranches, is also cancelled and/or, as the case may be, its Outstandings in respect of such Advances or Tranches, are also prepaid at the same time.

      (e) Interest on an Advance or Tranche during an Interest Period relating to it calculated at the rates specified in clauses 7.2(b) shall be distributed by the Agent to the Banks in proportion to the amounts which represent the cost to each Bank of funding its share of such Advance or Tranche during such Interest Period Provided that any such interest which is attributable to the Margin shall be distributed by the Agent to the Banks in proportion to their respective shares in such Advance or Tranche.

      (f) So long as any alternative basis for the calculation of interest as provided in clauses 7.2(b) or 7.2(c) is in force the Agent, in consultation with the relevant Borrower and the Banks, shall from time to time, but not less often than fortnightly, review whether or not the circumstances referred to in clause 7.2(a) still prevail with a view to returning to the normal provisions of this agreement relating to the determination of the rates of interest applicable to any Advance or Tranche.

8.    MITIGATION OF ADDITIONAL COSTS

8.1   BANKS' OBLIGATION TO MITIGATE

      (a) If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

            (i)    the reduction of its Commitment to zero pursuant to clause
                   7.1(i);

            (ii)   a payment being made pursuant to clause 7.1(ii);

            (iii) an increase in the amount of any payment to be made to it or for its account pursuant to clause 4.1;

            (iv)   a claim for indemnification pursuant to clause 6.1;

            then, without in any way limiting, reducing or otherwise qualifying either Borrower's obligations under any of the clauses referred to in sub-clauses (i) to (iv), such Bank shall promptly after its Facility Office becomes aware of the same notify the Agent thereof and, in consultation with the Agent and the Parent, for a period not exceeding 30 days, take such reasonable steps as it considers may be reasonably open to it to mitigate the effects of such circumstances including, if it considers appropriate, the transfer of its Facility Office for the Facilities to another jurisdiction acceptable to the Parent and in which it has an office carrying on a similar business or the transfer of its rights and obligations in accordance with, and subject to the provisions of, clause 16 to another financial institution willing to participate in the Facilities provided that
            (a) such Bank shall be under no obligation to make any such transfer if, in the bona fide opinion of such Bank, such transfer would or might have an adverse effect upon its business, operations or financial condition or cause it to incur significant costs and (b) such Bank shall, notwithstanding the foregoing, be under no obligation to achieve any particular result and shall incur no liability to either Borrower by virtue of any such steps resulting in less than complete mitigation.

      (b) Nothing in clauses 5, 6, 7 and 8.1 shall oblige any Bank to disclose to the Parent or any other person any information concerning its financial affairs or to arrange its tax affairs in any particular manner or at any particular time or to claim relief from tax in respect of any particular payment in priority to any other claims, reliefs, credits or deductions available to it.

9.    REPRESENTATIONS AND WARRANTIES

9.1   REPRESENTATIONS AND WARRANTIES

      To induce each of the Banks, the Arranger and the Agent to enter into this agreement and to make available its participation in the Facilities, the Parent represents and warrants to and for the benefit of each of the Banks, the Agent and the Arranger that:

      (a) INCORPORATION AND EXISTENCE: each Relevant Group Member is a limited company, duly incorporated and validly existing under the laws of the country or state of its incorporation and has the power and the full authority and right to own its properties, assets and revenues and to carry on its business as it is now being conducted;

      (b) POWER AND AUTHORITY: each Relevant Group Member has the power to enter into, execute, deliver and perform the Transaction Documents to which it is a party and the transactions contemplated thereby and all necessary corporate, shareholder or other action has been taken to authorise the entry into, execution, delivery and performance of each Transaction Document to which the Relevant Group Member is a party and the other transactions contemplated thereby (and all such authorisations are in full force and effect);

      (c) OBLIGATION AND ENFORCEABILITY: this agreement constitutes and each of the other Transaction Documents to which any Relevant Group Member is a party (when executed) will constitute its legal, valid and binding obligations, and, subject to laws relating to bankruptcy, insolvency and liquidation and the existence of equitable remedies, are enforceable against such Relevant Group Member in accordance with their respective terms;

      (d) NO CONFLICT: the entry into by each Relevant Group Member of each Transaction Document to which such Relevant Group Member is a party and the performance of their respective obligations thereunder, the drawing and/or conversion of any Advance or Tranche and the use of the proceeds thereof and the transactions contemplated by the

            Transaction Documents to which such Relevant Group Member is a party do not conflict with or exceed (i) any applicable law or regulation or instrument or any official or judicial order, (ii) the Memorandum and Articles of Association (or equivalent constitutive documents) of such Relevant Group Member, (iii) any limits on the borrowing or other powers of any Relevant Group Member or the exercise of such powers by the directors or other officers of any Relevant Group Member, (iv) any material charge, contract, instrument, undertaking or restriction to which any Relevant Group Member is a party, or (v) any material agreement or document to which any Relevant Group Member is a party or which is binding upon it or any of the undertaking, property, assets or revenues of it, nor will any such matter result in the creation or imposition of any Encumbrance on any of the property, assets or revenues of any Relevant Group Member.

      (e)   NO DEFAULT:

            (i) no event has occurred and is subsisting which constitutes an Event of Default; and

            (ii) save as and only to the extent expressly disclosed in writing by the Parent to the Agent prior to the date hereof, no event has occurred and is subsisting which constitutes a material default under or in respect of any other material agreement or document to which it or any other Group Company is a party or by which it or any of the Group Companies is bound which would be reasonably likely to have a Material Adverse Effect;

      (f) AUTHORISATIONS AND CONSENTS: all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with each Relevant Group Member's entry into and performance of, and the validity and enforceability against them of the Transaction Documents to which the relevant one of them is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect;

      (g) ACCOUNTS: the Base Accounts and the consolidated and unconsolidated audited and unaudited accounts of the Group for each subsequent financial period delivered by the Parent to the Agent have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied and (when taken with the notes thereto) present a true and fair view of (in the case of the audited accounts) or fairly present (in the case of the unaudited accounts) the financial condition of the Group as at the date to which they have been prepared;

      (h) NO LITIGATION: no litigation, arbitration or administrative proceedings are current or pending or, to the knowledge of its officers, threatened against any Group Company or any part of the undertaking assets or revenues of any Group Company which has a reasonable likelihood of success and which when resolved is likely to have a Material Adverse Effect;

      (i) TAXATION: the Parent and each other Group Company has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation; no material claims (which are not being contested in good faith) are being asserted against either Borrower or any of the Guarantors with respect to Taxes;

      (j) ENVIRONMENTAL LAW: no Group Company has breached any Environmental Law and the Group Companies are in possession of all Environmental Licences required for the conduct of their respective businesses and none of them has breached in any material respect any of the terms or conditions of any such Environmental Licence which in any such case would have a Material Adverse Effect;

      (k)   INFORMATION:

            (i)    General Information provided prior to the date of this
                   ------------------------------------------------------
                   agreement:
                   ---------

                   all written information provided to the Agent and/or any of the Banks by the Parent or any other Group Company in connection with any of the Transaction Documents prior to the date of this agreement (and identified by the Agent and notified in writing to the Parent prior to the date of this agreement as being information upon which it has placed reliance) is true and correct in all material respects and the Parent is not aware of any material facts or circumstances that have not been disclosed to the Agent and/or any of the Banks prior to the date of this agreement and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to either Borrower or to provide such finance against the security of a guarantee issued by the Guarantors;

            (ii)   Information Memorandum:
                   ----------------------

                   (A) the factual information in the Information Memorandum supplied by the Group will be true and accurate in all material respects as at the date to which it speaks;

                   (B) the opinions, projections and forecasts in the Information Memorandum and the assumptions upon which they are to be based will be arrived at after due and careful consideration and enquiry and will generally reflect the Parent's views as at the date of the Information Memorandum, all assumptions made will be reasonably made and all statements of opinion will be genuinely and honestly held;

                   (C) to the best of the knowledge and belief of the Parent having made all reasonable and proper enquiries, as of the date of the Information Memorandum, there will be no material facts or circumstances which had not been disclosed to the Arranger or Agent, which would have made any such information, opinions, projections, forecasts or assumptions untrue, inaccurate or misleading in any material respect or which, if disclosed, might have reasonably been expected adversely to affect the decision of a person considering whether to provide finance to either Borrower on the terms contained herein;

            (iii)  Continuing Information after the date of this agreement:
                   -------------------------------------------------------

                   (A) all financial information provided to the Agent under clause 10.1(c)(ix) will, to the best of the Parent's knowledge, information and belief (after due enquiry has been made), be true and correct in all material respects;

                   (B) any certificates delivered by the Parent or any other Group Company to the Agent or any of the Banks pursuant to the terms of this agreement will be true and correct in all material respects;

                   (C) all information delivered by the Parent or any other Group Company to the Agent or any of the Banks for the purpose of obtaining any consents, releases or waivers from or by the Banks or the Agent under or pursuant to this agreement will be true and correct in all material respects;

                   (D) any information supplied by any Group Company to the Agent or any Bank pursuant to clause 10.2(k) will, to the best of that Group Company's knowledge, information and belief (after due enquiry has been made), be true and correct in all material respects;

                   (E) any financial projections provided to the Agent have been be prepared with due care and skill and based upon assumptions believed by the management of the Parent to be reasonable;

      (l) NO MATERIAL ADVERSE CHANGE: there has been no material adverse change in the Parent's financial condition since the date to which the Base Accounts were made up, nor in the consolidated financial condition of the Group since that date, in each case which has had or is likely to have a Material Adverse Effect;

      (m) NO ENCUMBRANCES: no Encumbrances (other than Permitted Encumbrances) exist over all or any of the present or future undertaking, revenues or assets of any Obligor or any of its Subsidiaries;

      (n) MARGIN STOCK: The execution and delivery by the Purchaser of this agreement, and the performance of its obligations hereunder and any on-lending of the proceeds of any Advance by the Parent to the Purchaser, do not and will not result in a breach or violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System;

      (o) INVESTMENT COMPANY ACT: Neither the Purchaser nor any of its subsidiaries is an "investment company" or a "company controlled by an investment company" within the meaning of the United States Investment Company Act of 1940, as amended;

      (p) PUBLIC UTILITY HOLDING COMPANY ACT: Neither the Purchaser nor any of its subsidiaries is a "holding company" or an "affiliate" of a "holding company" within the meaning of the United States Public Utility Holding Company Act of 1935, as amended;

      (q) TENDER OFFER AND MERGER DOCUMENTS: Neither the Offer to Purchase, the Schedule 14D-1 nor any document delivered to shareholders of the Target in connection with the Tender Offer or the Merger will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

      (r) CERTIFICATE OF INCORPORATION: The certificate of incorporation of the Target permits the Merger to occur with the consent of the holders of a majority of the outstanding shares of common stock of the Target.

9.2   TARGET AND SUBSIDIARIES

      Until the expiry of a period of six months after completion of the Acquisition, the representations and warranties contained in paragraphs
      (h) (No litigation), (i) (Taxation), (j) (Environmental Law) and (m) (No Encumbrances) above shall, to the extent only that they apply to any or all of Target and its subsidiaries, be qualified by reference to the actual knowledge, information and belief of the Parent at the time such representation or warranty falls to be made hereunder.

9.3   REPETITION

      The representations and warranties set out in clause 9.1 shall survive the execution of this agreement and each of the Repeated Representations shall be repeated on the last day of each Interest Period and upon the date of delivery of each Utilisation Request hereunder by reference to the then existing facts and circumstances. In the case of the representation and warranty contained in paragraph 9.1(g), such repetition shall be deemed to be made by reference to the accounts of the Group most recently delivered hereunder as at the relevant time.

10.   FINANCIAL COVENANTS AND UNDERTAKINGS

10.1  FINANCIAL COVENANTS

      The Parent undertakes to each of the Banks and the Agent that, so long as any amount remains unpaid in respect of principal, interest or otherwise hereunder or any Bank is under any obligation to make or maintain its participation in the Facilities or any part thereof (unless the Agent acting on the instructions of the Majority Banks otherwise agrees):

      (a) CONSOLIDATED TOTAL BORROWINGS: CONSOLIDATED EBITDA it will procure that the ratio of Consolidated Total Borrowings to Consolidated EBITDA shall not, as at the last day of each of the periods referred to in clause 10.1(e), exceed the ratio 4:1, in the first 12 months commencing from the date hereof. For the remainder of the term of this agreement the ratio shall not, as at the last day of each of the periods referred to in clause 10.1(e), exceed the ratio 3:1.

      (b) CONSOLIDATED PROFIT BEFORE INTEREST AND TAX: CONSOLIDATED NET INTEREST PAYABLE: it will procure that the ratio of Consolidated Profit before Interest and Tax to Consolidated Net Interest Payable, as at the last day of each of the periods referred to in clause 10.1(e), shall not be less than the ratio 4.1;

      (c) INFORMATION: the Parent will provide to the Agent (with sufficient copies for each of the Banks) the following:

            (i) as soon as is practicable and in any event within 270 days after the end of its Financial Years, the audited accounts of the Parent and its Material Subsidiaries for that year;

            (ii) as soon as is practicable and in any event within 150 days after the end of each of its Financial Years, the consolidated audited accounts of the Group for that year;

            (iii) no later than 60 days after the end of each half year commencing with the half year ending on 31st March 1998, the unaudited interim accounts of the Parent and the unaudited consolidated results of the Group, in each case in Acceptable Form for the immediately preceding six month period including, without limitation, a balance sheet, profit and loss account and cashflow statement of the Group;

            (iv) no later than 45 days after the end of each Quarterly Period commencing with the Quarterly Period ending on 31st March 1998, the quarterly management accounts of the Group, in an Acceptable Form for the immediately preceding Quarterly Period, including a balance sheet and a profit and loss account as at the last day of each quarter (including details of all off balance sheet financing arrangements entered into during such period) together with a profit and loss forecast for the Group

                   (on a consolidated basis) for the remainder of the then current Financial Year;

            (v) by no later than 6 weeks before the end of each of its Financial Years, the budgeted cash flow forecast for the Group (on a consolidated basis) in an Acceptable Form;

            (vi) by no later than the end of each of its Financial Years, the budgeted cash flow forecast for the Group (on a consolidated basis) in an Acceptable Form as ratified by the board of directors of the Parent;

            (vii) by no later than 45 days after the end of each quarter commencing with the quarter ending on 31st March 1998 a certificate signed by two directors of the Parent or by one director of the Parent and by the Secretary of the Parent advising:

                   (aa)  that the undertakings set out in clauses 10.1(a) and
                         (b) have been complied with as at the end of that quarter; and

                   (bb) which of the ratios (if any) set out in clause 2.5 have been achieved;

                   and containing computations in form and substance reasonably satisfactory to the Majority Banks necessary to demonstrate such compliance or non-compliance if such is the case (the "CERTIFICATE OF COMPLIANCE");

            (viii) copies of all notices and other documents sent by any Group
                   Company to its shareholders (or any class thereof) and/or its creditors generally (or any class thereof) on the date that such documents are dispatched;

            (ix) as soon as practicable, such other information as the Agent may reasonably require in respect of the business and financial condition of the Parent or any other Group Company;

     (d) PREPARATION OF ACCOUNTS: it will procure that all accounts required under paragraph (c) above will be prepared in accordance with generally accepted accounting principles and practices in the United Kingdom and consistently applied, will comply with all applicable laws and (when taken with the notes thereto) will give a true and fair view of (in the case of the audited accounts) and fairly present (in the case of the unaudited accounts), as the case may be, the financial condition of the Parent and each of its Subsidiaries and the consolidated financial condition of the Parent and its Subsidiaries as at the date thereof.

     (e) TESTING OF COVENANTS: the covenants contained in clause 10.1(a) and clause 10.1(b) shall be tested quarterly, first by reference to the unaudited consolidated accounts of the Group produced pursuant to clause 10.1(c)(iii) (in respect of the 12 month period ending on the last day of the first half-year period in each Financial Year), by reference to the relevant consolidated audited accounts of the Group produced pursuant to clause 10.1(c)(ii) (in respect of the relevant Financial Year) and by reference to the relevant quarterly management accounts of the Group produced pursuant to clause 10.1(c)(iv) (in respect of the 12 month period ending on the last day of the First Quarterly Period and the Third Quarterly Period in each Financial Year).

10.2  UNDERTAKINGS

      So long as any amount remains unpaid in respect of principal, interest or otherwise hereunder or any Bank is under any obligation to make or maintain its participation in the Facilities or any part thereof (unless the Agent acting on the instructions of the Majority Banks otherwise agrees), each Borrower undertakes in relation to itself and the Parent undertakes in relation to (as relevant) each Group Company, Guarantor, and Material Subsidiary (as referred to in sub-clauses (a) to (o) (inclusive) below that:

      (a) NEGATIVE PLEDGE: save for Permitted Encumbrances, no Group Company will grant or permit to subsist any Encumbrance over all or any of its property, undertaking, assets, or revenues (whether present or future);

      (b) DISPOSALS: it will not, and will procure that no Group Company will, sell, transfer, lend, dispose of or otherwise cease to exercise direct control over (such transactions being hereunder referred to as "disposals") its present or future undertaking, assets or revenues, whether by one or a series of transactions related or not, except for:

            (i) disposals of assets in the ordinary course of the relevant company's trading on an arm's length basis;

            (ii) the payment of cash in the ordinary course of the relevant company's business on an arm's length basis;

            (iii) payments made by it under this agreement or under any other Borrowings permitted under this agreement;

            (iv)   disposals with the prior written consent of the Majority
                   Banks;

            (v) disposals of assets whether by one or a series of transactions related or not the book value or consideration payable (whichever is the greater) in respect of which does not exceed (Pounds)10,000,000 (or its equivalent in other currencies) in respect of any one disposal or which when aggregated with all other such disposals in any one calendar year does not exceed (Pounds)20,000,000 (or its equivalent in other currencies);

            (vi)   payments made by it in respect of the Acquisition;

            (vii)  disposals from any Group Company to any Obligor;

            (viii) disposals from any non-Obligor to any non-Obligor;

            (ix) disposals of surplus assets at market value and on an arm's length basis;

            (x) disposals of assets in exchange for other assets of a comparable value;

      (c) OWNERSHIP OF GUARANTORS: the Guarantors will at all times be and remain Subsidiaries of the Parent and all of the issued share capital of each of the Guarantors will at all time be and remain beneficially owned (directly or indirectly) by the Parent;

      (d) NEW SUBSIDIARIES: it will notify the Agent forthwith in writing if any company incorporated in the United Kingdom after the date hereof becomes a Material Subsidiary (whether or not such company was previously a Subsidiary of the Parent or any Guarantor) and will, if so required by the Agent, acting upon the instructions of the Majority Banks (but subject to any applicable law), within thirty days of being required to do so, in each case upon such terms as the Agent may reasonably specify, procure that such company will, by entering into a deed of admission in the form or substantially in the form set out in the Guarantee, guarantee the obligations of the Borrowers to the Agent and each of the Banks under this agreement and the other Finance Documents;

      (e) EVENT OF DEFAULT/POTENTIAL EVENT OF DEFAULT: it will promptly notify the Agent in writing of any Event of Default or any event or circumstances which with the giving of notice, lapse of time or fulfilment of other conditions (or a combination of any of them) (in each case as specified in clause 11.1) would constitute an Event of Default;

      (f) CERTIFICATE OF NO EVENT OF DEFAULT: it will upon request of the Agent from time to time (but subject to no more than one such request being made in any six month period), promptly supply the Agent with a certificate signed by two directors certifying, as far as it is aware due enquiry having been made, that no Event of Default has occurred and is subsisting;

      (g) BUSINESS: it will procure that no material change is made to the general nature of the business of the Group taken as a whole;

      (h) INSURANCE: it will, and will procure that all other Group Companies will maintain insurances on or in relation to their respective businesses and assets with underwriters and insurance companies of repute against such risks of the kinds customarily insured against by, and in amounts reasonably and commercially prudent for, companies carrying on similar businesses and will comply and will procure that all such other Group

            Companies will comply with all requirements of the policies of such insurance in respect of the maintenance and repair of any assets so insured to the extent that compliance with the same are required in order to keep such policies on foot;

      (i) AUTHORISATIONS, LICENCES, ETC: it will, and will procure that all other Group Companies will obtain and promptly renew from time to time, and will promptly (when requested) furnish, certified copies to the Agent of all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable such companies to perform their respective obligations under the Transaction Documents to which any of them is a party or which may be required for the validity or enforceability thereof or which any Group Company may require for carrying on its business and it shall procure that the relevant Group Company shall in each case comply in all material respects with the terms of the same;

      (j) RANKING: it will ensure that its obligations under this agreement and its and each Guarantor's obligations under the Finance Documents to which it or (as the case may be) any such Guarantor is a party do and will rank at least pari passu with all their respective other present and future unsecured and unsubordinated indebtedness, other than that indebtedness mandatorily preferred by law;

      (k)   ACQUISITION DOCUMENTS:

            (i) it will perform and will procure that the Purchaser performs its material obligations in accordance with the Acquisition Documents;

            (ii) it will and will procure that the Purchaser will take all reasonable steps to protect, maintain and enforce its material rights under the Acquisition Documents and not do or omit to do anything which might prejudice such rights;

            (iii) it will notify the Agent and on request supply reasonable information to the Agent regarding:

                   (1) any material breach of any representation, warranty or other obligation under the Acquisition Documents;

                   (2) any other material claims arising thereunder by reason of breach of representation, warranty or other obligation thereunder; and

                   (3) any legal proceedings by or against it or any of its Subsidiaries in connection with any claim under the Acquisition Documents;

            (iv) it will not, and it will procure that none of the other Group Companies which is a party thereto will, without the consent of the Majority Banks (not to be unreasonably withheld) agree to any material amendment to or variation of the Acquisition Documents or waive any material right thereunder;

      (l) ACCOUNTING REFERENCE PERIOD: it will ensure that no Group Company alters its Accounting Reference Period except so as to be the same as that of the Parent without the prior approval of the Agent (acting in accordance with the instructions of the Majority Banks);

      (m) ACQUISITIONS: it will not, and will procure that no Group Company will, in any one Financial Year, purchase or otherwise acquire whether by one or a series of transactions related or not, any interest whatsoever in the share capital (or equivalent) or the business or undertaking (including, but not limited to, any franchise rights) or assets constituting a separate business, line of business or undertaking of any company or other person for a consideration in cash or otherwise in an amount exceeding 15% of:

            (i)    Consolidated Profit Before Tax; or

            (ii)   Consolidated Turnover,

            (in each case as shown by the most recently delivered audited accounts of the Group) during the term of this agreement (excluding the acquisition of Target);

      (n) LOANS AND CREDIT: save in the ordinary course of business it will not and will procure that no other Group Company will make any loans, grant any credit or give any guarantee or indemnity (except as required hereby or in respect of the Hedging Agreements) to or for the benefit of any person (other than another Group Company) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person being in an amount exceeding (Pounds)2,500,000 (or its equivalent in other currencies) in aggregate at any one time;

      (o) INTELLECTUAL PROPERTY: it will ensure that each member of the Group has and maintains all patents, patent licences, patent rights, service marks and licences, trademarks, trademark rights and licences, trade names, trade name rights, copyrights and licences under copyright and know-how rights and licences and all applications for any of the above which are in its opinion desirable to the running of the business of the Group.

      (p) BORROWING: it will not and it will procure that for so long as Multisoft Financial Systems Limited is a Subsidiary, it will not incur, directly or indirectly, any Indebtedness in respect of Borrowings or enter into any other arrangements whereby it is entitled to incur Indebtedness in respect of Borrowings, other than:

            (i) Indebtedness owed by Multisoft Financial Systems Limited to Barclays Bank PLC in a principal amount not exceeding (Pounds)925,000; and

            (ii) other Indebtedness of Multisoft Financial Systems Limited which in aggregate does not exceed an amount of (Pounds)250,000.

10.3  TARGET AND SUBSIDIARIES

      (a) To the extent that any of Target or its subsidiaries shall (prior to 31st July 1998) be contractually bound to do or cause to be done any act by any of them which on or after 31st July 1998 would cause a breach of the terms of clause 10.2(a) (Negative Pledge) or clause 10.2(n) (Loans and Credit) and having used all reasonable endeavours to procure a release from such contractual obligations, such act shall not constitute a breach of the terms of this agreement.

      (b) Until the expiry of a period of six months after 31st July 1998, the failure by Target or any of its subsidiaries to comply with the requirements of clause 10.2(o) (Intellectual Property) (having used reasonable endeavours so to do) shall not constitute a breach of the terms of this agreement.

11.   EVENTS OF DEFAULT

11.1  EVENTS OF DEFAULT

      In the event that any of the following events shall occur (each of which shall be an Event of Default):

      (a) FAILURE TO PAY: either Borrower or any Guarantor fails to pay any amount (whether of principal, interest or otherwise) payable under the terms of this agreement or the Guarantee (provided that no such failure or non-payment shall be an Event of Default if it occurs only by reason of: (i) technical difficulties beyond the reasonable control of the relevant Borrower affecting the transfer of funds due from the relevant Borrower to the Agent and the Agent receives payment within three Business Days of the due date hereunder, or
            (ii) administrative error and the Agent receives payment within one Business Day of the due date hereunder);

      (b) FAILURE TO COMPLY WITH FINANCIAL COVENANTS: the Parent fails to comply with the covenants specified in clause 10.1(a) or (b) of this agreement;

      (c) FAILURE TO COMPLY WITH OTHER COVENANTS: either Borrower or any Guarantor fails to comply with any other provision of this agreement or any other Finance Document and either such breach is, in the reasonable opinion of the Agent, not capable of remedy or such breach is, in the reasonable opinion of the Agent, capable of remedy and is not remedied within 14 days;

      (d) BREACH OF REPRESENTATION OR WARRANTY: any representation, warranty or statement which is made by either Borrower or any Guarantor in any of the Finance Documents or which is contained in any certificate, statement or notice provided under or pursuant to any of the Finance Documents proves to have been incorrect or misleading in any material respect when made (or deemed repeated);

      (e)   CROSS-DEFAULT:

            (i) any Borrowings in an amount exceeding (Pounds)500,000 or its equivalent of a Group Company are not paid when due (or within any originally applicable grace period); or

            (ii) an event of default howsoever described relating to a Group Company occurs (taking into account any originally applicable grace period) under any document relating to Borrowings in an amount exceeding (Pounds)500,000 or its equivalent of such Group Company which renders those Borrowings capable of being declared prematurely due and payable (save in the case of events of default under documents evidencing the principal debt related to Borrowings under paragraph (i) of the definition of that term where the relevant Group Company satisfies its obligations under the relevant guarantee, indemnity or other suretyship obligation); or

            (iii) any Borrowings of any Group Company becomes prematurely due and payable or is placed on demand (other than where originally on demand) as a result of an event of default (however described) under the document relating to those Borrowings; or

            (iv) any floating charge securing Borrowings over the assets of the Borrower or any Material Subsidiary crystallises.

      (f)   INABILITY TO PAY DEBTS:

            (i) either Borrower or any Material Subsidiary becomes insolvent or unable to pay its debts as they fall due or admits its inability to pay its debts as they fall due;

            (ii) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of either Borrower or any Material Subsidiary or either Borrower or any Material Subsidiary announces an intention to suspend making payments to all or any class of its creditors;

            (iii) either Borrower or any Material Subsidiary, due to reasons which in the opinion of the Majority Banks acting reasonably relate to financial difficulty, convenes a meeting of all or any class of its creditors for the purpose of proposing or proposes or makes any arrangement or composition with, or any assignment for the benefit of, all or any class of its creditors;

            (iv) either Borrower or any Material Subsidiary, due to reasons which in the opinion of the Majority Banks acting reasonably relate to financial difficulty, proposes or enters into any negotiations for or in connection with, the re-scheduling, restructuring or re-adjustment of any indebtedness or a moratorium is declared in respect of any of its indebtedness;

      (g) DISTRESS OR ATTACHMENT: any distress, execution, attachment, sequestration or other legal process affects the whole or any part of the assets of either Borrower or any Material Subsidiary in respect of assets of a value exceeding (Pounds)50,000 or its equivalent in aggregate and is not discharged within 14 days;

      (h)   INSOLVENCY:

            (i) an administrative or other receiver or manager or similar officer is appointed of either Borrower or any Material Subsidiary over the whole or any part of the assets of either Borrower or any Material Subsidiary or either Borrower or any Material Subsidiary requests any person to appoint such a receiver or similar officer or any other procedural steps are taken to enforce any Encumbrance over any property of either Borrower or a Material Subsidiary or any encumbrancer takes possession of all or any part of the assets of either Borrower or a Material Subsidiary;

            (ii) any order is made or any resolution is passed or any petition is presented (other than a petition for a winding up which is not advertised or notified to any other creditor and is disputed by the relevant Borrower or the relevant Material Subsidiary in good faith and which is dismissed or withdrawn within a period of 14 days) or other procedural steps (including the convening of any shareholders' meeting but excluding steps taken by a creditor with a view to issuing or presenting a petition to wind up) are taken for:

                   (1) the receivership, winding up, dissolution or liquidation of either Borrower or a Material Subsidiary other than (a) for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Agent in writing on the instructions of the Majority Banks; or (b) the solvent winding-up or dissolution of either Borrower or any Material Subsidiary the assets of which have been previously transferred to either Borrower or another Material Subsidiary;

                   (2) the making of an administration order against either Borrower or any Material Subsidiary;

            (iii) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of either Borrower or any Material Subsidiary;

      (i) SECURITY DOCUMENTS: The Guarantee or any other Security Document for the time being or any part thereof or this agreement shall in any respect no longer be in full force and effect or cease to be continuing or be or purport to be determined or be or become invalid or unenforceable or if the validity, enforceability or applicability thereof to any obligation purported to be guaranteed or payable shall be disputed by a member of the Group;

      (j) OTHER JURISDICTIONS: there is any occurrence or situation arising outside the jurisdiction of the High Court of Justice of England and Wales which shall have a substantially similar effect to clauses
            11.1 (e), (f) (g) or (h);

      (k) UNLAWFULNESS: At any time it is or becomes unlawful for either Borrower or any Guarantor to perform any of their respective obligations under any of the Transaction Documents;

      (l) CESSATION OF BUSINESS: any Obligor ceases, or announces an intention to cease to carry on all or a substantial part of its business other than by way of disposal permitted under clause 10.2(b);

      (m) CHANGE OF CONTROL: at any time any person or group of connected persons, which does not at the date hereof have (or would not be held under section 416 Taxes Act to have at the date hereof) control of the Parent, acquires such control (for the purposes of this paragraph, "connected person" shall be construed in accordance with section 839 of the Taxes Act);

      (n) TERMINATION OF MERGER AGREEMENT: the Parent or the Target terminate or purport to terminate the Merger Agreement;

      (o)   OWNERSHIP OF TARGET:

            (i) before completion of the Merger, the Purchaser does not hold, directly or indirectly, at least 49.9% of the issued shares of common stock of Target following any purchase of shares in the Target by the Purchaser after the Tender Offer Closing Date; or

            (ii) after completion of the Merger, the Purchaser ceases to be a Subsidiary of the Parent;

      (p) QUALIFICATION OF ACCOUNTS: any audited accounts or financial statement required to be supplied to the Agent and/or the Banks pursuant to the

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

            provisions of clause 10.1(c) shall be the subject of any qualification by the auditors of the Group or any relevant Group Company to the effect that an Obligor is unable to continue trading as a going concern;

      (q)   ERISA:

            (i) Any Plan which is covered by Title IV of ERISA but which is not a multiemployer plan (as that term is defined in section 4001(a)(3) of ERISA) shall terminate under s.4001(c) or
                   s.4002 of ERISA;

            (ii) any Obligor or any entity whether or not incorporated, which is under common control with any other Obligor (within the meaning of section 4001(a)(14) of ERISA) shall, or is, in the reasonable opinion of the Majority Banks, likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganisation (as those terms are defined in section 4245 and section 4241 respectively or ERISA) of, a multiemployer plan; or

            (iii) any other event or condition shall occur or exist with respect to a Plan,

            and in each case in clauses (i), (ii) and (iii) above, such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect;

      (r) MATERIAL ADVERSE CHANGE: any other event or series of events and whether related or not (including, without limitation, any material adverse change in the business, assets or financial position of the Group after the Base Accounts Date) occurs as a result of which either of the Parent or (for so long as it is indebted to the Banks) the Purchaser or the other Obligors (taken as a whole) could reasonably be expected to be unable to meet their respective obligations under this agreement to the Agent or any Bank, the Agent, on behalf of the Banks, may by notice to the Borrowers given where the Event of Default is continuing:

      (i) cancel and terminate its obligations and the obligations of the Banks in respect of the Facilities and this agreement (including their respective Commitments); and/or

      (ii) declare all or any of the Advances, Tranches and any other sums (whether of principal, interest or otherwise and whether of a certain or contingent nature) in respect of the Facilities then remaining outstanding and not yet due to be immediately due and payable; and/or

      (iii) declare all or any of the Advances, Tranches and any other sums (whether of principal, interest or otherwise and whether of a certain or contingent nature) in respect of the Facilities then remaining outstanding

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

            and not yet due to be due and payable upon demand being made by the Agent at any time thereafter, whereupon:

            (A) (if (i) applies) such obligations shall be cancelled and terminated;

            (B) (if (ii) applies) such Advances, Tranches and other sums shall become immediately due and payable; and

            (C) (if (iii) applies) the Agent may by written notice declare such Advances, Tranches and other sums to be due and payable on demand being made by the Agent so that, at any time thereafter, the Agent may (if so instructed by the Majority Banks) by written notice to the Borrowers call for repayment of all or any of such Advances, Tranches and other sums on such date in such notice (whereupon the same shall become due and payable on such date) or withdraw its declaration with effect from such date as it may specify in such notice.

11.2  TARGET AND SUBSIDIARIES

      Until the expiry of a period of three months following the Purchaser acquiring ownership of more than 50% of the issued share capital of the Target the Event of Default contained in paragraph 11.1(e)(ii) (cross-default) above shall not apply to any or all of Target and its Subsidiaries where the relevant agreements were entered into before the completion of the Merger


11.3  DELAY

      Without limiting the generality of clause 15.1, no delay of whatever length by the Agent or any Bank in giving written notice or in exercising its rights under clause 11.1 shall operate as a waiver.

11.4  INTEREST

      Interest shall be charged on all sums due under the Facilities at the relevant rate provided for under this agreement until such sums have been paid in full.

12.   COSTS, EXPENSES AND INDEMNITIES

12.1  COSTS AND EXPENSES

      The Parent will from time to time on demand of the Agent (whether or not it utilises the Facility available under this agreement) reimburse the Agent and the Arranger for:

      (a) all reasonable costs and expenses (including legal fees and printing costs and other out-of-pocket expenses) together with VAT thereon properly incurred by the Agent and the Arranger in connection with the preparation, negotiation and documentation of this agreement, and any other Transaction Document and any documents executed pursuant

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

            hereto or in connection herewith (all of which are together the "DOCUMENTS") and/or any amendment, variation or novation of, supplement to, or waiver in respect of, this agreement; and

      (b) all costs and expenses (including legal fees) together with VAT thereon incurred by the Agent, the Arranger or any Bank in maintaining, preserving, protecting, enforcing or attempting to enforce any rights under the Documents; and

      (c) any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of any of the Documents, and shall indemnify the Banks, the Arranger and the Agent against any liability with respect to or resulting from any failure to pay or any delay in paying any such tax except to the extent that the failure or delay is the result of the negligence or wilful default of the Bank, Arranger or Agent (as the case may be).

12.2  INDEMNITY BY THE PARENT

      (a) The Parent shall indemnify the Agent, the Arranger and each Bank on a full and unqualified indemnity basis, without prejudice to any of their other rights hereunder, against any loss (excluding loss of margin but without prejudice to the Bank's right to recover margin against the relevant Borrower under clause 2.8) cost or expense (including legal expenses on a full indemnity basis and loss of profit) or liability which the Agent, the Arranger or any Bank shall certify as sustained or incurred by it as a consequence of:

            (i)    the occurrence of any Event of Default;

            (ii) any default in payment by a Borrower of any sum hereunder when due;

            (iii) any repayment or prepayment of any Advance, Tranche or unpaid sum hereunder otherwise than on the Interest Payment Date applicable thereto;

            (iv) any cancellation of any part of any Facility (other than any loss of profit sustained by the Agent, the Arranger or any Bank as a consequence of any cancellation permitted in accordance with the terms and conditions of this agreement);

            (v) an Advance or Tranche not being made available to a Borrower for any reason unless caused by the failure of the Agent or a Bank to perform its obligations under this agreement after a Utilisation Request has been given, including in any such case but not limited to any loss or expense sustained or incurred in making available, maintaining or funding any amount utilised under either Facility or part thereof or in liquidating or

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

            re-employing during the relevant Interest Period deposits acquired to make available, maintain or fund the relevant Facility or part thereof.

      (b) Each of the indemnities in clause 12.2 (and that in clause 15.7(b)) constitutes a separate and independent obligation from the other obligations in this agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any time or indulgence granted by any of the Agent, the Arranger or the Banks and shall continue in full force and effect notwithstanding any order, judgment, claim or proof for a liquidated amount in respect of any sum due under this agreement or any other judgment or order.

12.3  INDEMNITY BY BANKS

      If the Parent fails to perform any of its obligations under clause 12.1, each Bank shall, (i) in the proportion borne by its Outstandings to the aggregate of the Outstandings of all the Banks; or (ii) if there are no Outstandings at the time as may be specified by the Agent in the proportion borne by its Commitment to the Total Commitments of all Banks; or (iii) if there are no Outstandings and the Total Commitments have been cancelled at such time, in the proportion borne by its Commitment to the Total Commitments of all Banks immediately before they were cancelled, indemnify the Agent and the Arrangers against any loss incurred by any of them as a result of such failure and the Parent shall promptly reimburse each Bank for any payment made by it pursuant to this clause 12.3.

13.   FEES

13.1  AGENCY FEES

      The Parent shall pay to the Agent, for the Agent's own account, the agency fees specified in the Agent's Fees Letter at the times and in the amounts specified in such letter.

13.2  UNDERWRITING FEE

      The Parent shall pay to the Arranger, for the Arranger's own account, the underwriting fee specified in the Arranger's Fees Letter.

13.3  SYNDICATION FEE

      The Parent shall pay to the Arranger, for the Arranger's own account, the syndication fee specified in the Arranger's Fees Letter.

13.4  COMMITMENT FEE

      The Parent shall from the Effective Date until the Termination Date pay to the Agent for the account of the Banks in proportion to the unutilised Commitments a commitment fee of 50% (fifty per cent) of the Margin at the relevant time calculated on a daily basis on the aggregate of the undrawn amounts of the Revolving Advances Facility and the Term Loan Facility Amount. The commitment fee shall be calculated and payable quarterly in arrears and on the Termination Date. The first such payment date shall be the date falling 3 months after the date of this agreement. For the purposes of this clause, the Dollar Equivalent of an Optional Currency shall be used in calculating the undrawn amounts of the relevant Facilities on the relevant date.

14.   NOTICES

14.1  SERVICE

      Unless otherwise specified in the agreement, any notice to be served in connection with this agreement shall be in writing and shall be delivered:


      (a) In the case of the Agent and/or the Arranger to: Lloyds Bank Plc, Bank House, Wine Street, Bristol BS1 2AN Attn: Loans Administration Department.

      (b) In the case of the Parent to: The Sage Group PLC, Sage House, Benton Park Road, Newcastle upon Tyne NE7 7LZ Attn: Company Secretary.

      (c)   In the case of the Purchaser to:

                  C/o The Sage Group PLC
                  Sage House
                  Benton Park Road
                  Newcastle upon Tyne
                  NE7 7LZ

                  Attn: Company Secretary

      (d) In the case of the Banks to their respective Facility Offices marked for the attention of the bank official nominated in schedule 1 or in the Transfer Certificate,

      or to such other address, telex and/or fax number or marked for such other attention as it may have by at least seven days' prior notice notified the other parties hereto.

14.2  DEEMED DELIVERY

      Notices under this agreement may be delivered by hand or by post or sent by telex or facsimile transmission and if by post shall be deemed to be delivered to the relevant party at 10.00 am London time two Business Days next following the date of posting and if by telex or facsimile transmission shall be deemed to be delivered on conclusion of the relevant transmission provided (in the case of telex) the correct answerback is received and (in the case of fax) that the transaction is effected on a Business Day between the hours of 9.00am and 5.00pm and a copy shall be delivered by hand or by post within 48 hours of the transmission of the fax. In proving such service by post, it shall be sufficient to show that the letter containing the notice was properly addressed and posted (with postage prepaid).

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

15.   MISCELLANEOUS

15.1  WAIVER

      No failure or delay on the part of the Agent, the Arranger or any Bank to exercise its rights, powers or remedies provided by law or under this agreement, shall operate as a waiver thereof nor shall any single exercise or any partial exercise or waiver of any such right, power or remedy exclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided herein are cumulative and not exclusive of any rights, powers and remedies provided by law.

15.2  GOVERNING LAW

      This agreement shall be governed by, and shall be construed and interpreted in accordance with and be deemed a contract under the laws of England and Wales.

15.3  JURISDICTION AND SUBMISSION

      (a) Each Borrower hereto irrevocably agrees for the benefit of the Agent, the Arranger and each of the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

      (b) Each Borrower irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 15.3(a) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

      (c) The Purchaser agrees that the process by which any suit, action or proceeding is begun in relation to this Agreement may be served on it by being delivered to the Parent at the address of the Parent specified from time to time for the purposes of Clause 14.1. If the appointment of the person mentioned in this Clause 15.3(c) ceases to be effective, the Purchaser shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such a person by notice to the Purchaser. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

      (d) The submission to the jurisdiction of the courts referred to in Clause 15.3(a) shall not (and shall not be construed so as to) limit the right of the Agent, the Arranger and the Banks or any of them to take proceedings against any Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction

            (whether concurrently or not) if and to the extent permitted by applicable law.

      (e) Each Borrower hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

      (f) To the extent that any Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

15.4  ACCOUNTS

      Accounts maintained by the Agent or any Bank in connection with this agreement shall (in the absence of manifest error) be conclusive evidence of the matters to which they relate. All certificates or determinations given or made by the Agent or any Bank hereunder or in connection herewith shall be conclusive and binding upon the Borrowers (in the absence of manifest error).

15.5  SCHEDULES

      The schedules to this agreement shall be construed as forming an integral part of this agreement and (unless otherwise stated) words and expressions defined herein shall bear the same respective meanings in the schedules.


15.6  ILLEGALITY

      If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

15.7  CURRENCY

      (a) US Dollars is the currency of account and payment for all sums at any time due from the Borrowers under or in connection with this Agreement (including damages) Provided that: (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; (ii) each payment in respect of fees payable under or pursuant to clause 13 shall be made in the currency in which the same are expressed to be payable thereunder; (iii) each repayment of an Advance or Tranche or a part thereof shall be made in the currency in

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

            which such Advance or Tranche is denominated at the time of that repayment; and (iv) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated.

      (b) Any amount received or recovered by any Bank or by the Agent or the Arranger in respect of any sum expressed to be due to it from a Borrower under this agreement in a currency other than the currency (the "contractual currency") in which such sum is so expressed to be due (whether as a result of, or as a result of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of the relevant Borrower or otherwise) shall only constitute a discharge to that Borrower to the extent of the amount of the contractual currency that the recipient is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due the relevant Borrower shall indemnify the recipient against any loss sustained by it as a result, including the cost of making any such purchase.

15.8  PROVISION OF PAYMENTS

      (a) Where a sum is to be paid hereunder to the Agent for the account of another person, the Agent shall not be obliged (but shall be entitled) to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so, or gives an undertaking to do so, and it proves to be the case that it had not actually received the sum it paid out, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to reimburse the Agent for any amount it may have been required to pay out by way of interest on moneys borrowed to fund the sum in question during the period beginning on the due date for payment thereof and ending on the date on which it receives the same.

      (b) The Agent may assume that each Bank on the due date thereof has made available each amount to be paid by such Bank to the Agent for the account of or by the direction of the relevant Borrower and may (but shall not be obliged to) pay, or give an undertaking to pay, to the relevant Borrower or other person to whose account the payment is to be made a corresponding amount. To the extent that such Bank does not so make payment of the relevant amount, the Agent shall be entitled to recover the relevant amount from such Bank or, failing such Bank from the relevant Borrower, together with interest thereon sufficient to compensate the Agent for the cost of funding such amount for the period up to the date of such recovery.

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

15.9  TURNOVER TAXES

      The amounts (including, for the avoidance of doubt, interest) stated in this agreement to be payable by the Borrowers are exclusive of all turnover taxes (wherever imposed and including with respect to the UK, without limitation, VAT). Any payment by a Borrower will be made together with a sum in respect of VAT if such is payable.


15.10 SET-OFF

15.10 Whilst an Event of Default is subsisting, each Borrower authorises each Bank without prior notice to such Borrower to apply any credit balance (whether or not then due) to which such Borrower is at any time beneficially entitled on any account of such Borrower with that Bank in or towards satisfaction of any sum due and payable from such Borrower to such Bank hereunder but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. In effecting such currency transaction, the applicable rate of exchange shall be that Bank's spot rate of exchange at 11.00 a.m. on the day such transaction was effected. No Bank shall be obliged to exercise any right given to it by this clause 15.10 which shall be without prejudice to and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.11 EXCESS PAYMENTS

      If, at any time, the proportion which any Bank (a "Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "relevant payment") to be made under this agreement for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

      (a) such Recovering Bank shall promptly pay to the Agent an amount equal to such excess amount;

      (b) there shall thereupon fall due from the relevant Borrower to the Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (a), the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

      (c) the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (a) as if such amount had been received by it from the relevant Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto

      Provided that, notwithstanding anything contained herein, a Recovering Bank which shall have commenced an action or proceeding in any court to recover sums owing to it pursuant to this Agreement and as a result thereof, or in connection therewith, shall have received an excess amount shall not be required to pay any proportion of such excess amount to the Agent for the account of any Bank which has been notified in advance of such action or proceeding and has had an opportunity to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

15.12 REDISTRIBUTION OF PAYMENTS

      If all or a part of a sum received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank to the Borrower, then:

      (i) each Bank which has received a share of such sum by reason of the implementation of clause 15.11 shall, if so requested by the Agent, promptly pay to the Agent for account of such Recovering Bank an amount equal to its share of such sum;

      (ii) as between the relevant Borrower and such Bank the amount so paid shall be treated as if it had not been received or recovered by such Bank; and

      (iii) the Agent shall determine whether, as a result of the implementation of the foregoing provisions of this clause 15.12, circumstances exist which necessitate the implementation of the provisions contained in clause 15.11.

15.13 AMENDMENTS

      (a)   In the event that:


            (i) there is introduced into the country of origin of any currency another currency (the "new currency") on the basis that the new currency may be used for the payment of debts in such country in parallel with such currency, each Borrower shall have the option, by prior written notice to the Agent, to elect that; or

            (ii) any currency ceases to be the lawful currency for the time being of its country of origin,

            any amount in respect of principal, interest or any other sum payable pursuant to this agreement denominated in such currency shall be converted to the new currency at the prescribed conversion rate then prevailing and all payments in respect thereof shall thereafter be made in such new currency.

      (b) Without prejudice to clause 15.13(a), the Borrowers, the Agent, the Arrangers and the Banks will negotiate in good faith in order to agree any amendments to this agreement or any other document entered into pursuant to this agreement in order to ensure: (a) that the terms of this agreement or any other such document reflect market practice at such time with regard to the introduction of monetary union within the European Communities; and (b) in so far as it is reasonably possible and without prejudice to market practice at such time, that the parties to this agreement shall be left in no worse position than they might otherwise have been had either of the events described in clause 15.13(a) not occurred.

      (c) The parties hereto agree that the occurrence of economic and monetary union within the European Union or part(s) of it and/or any event associated with it and/or the introduction of the new currency into the United Kingdom will not of itself result in the discharge, cancellation, rescission or termination in whole or in part of this agreement, nor will it of itself give any party to this agreement the right to discharge, cancel, rescind, terminate or vary any Finance Document (save as provided in this clause 15.13) or give rise to an Event of Default.

16.   ASSIGNMENT AND TRANSFER AND FACILITY OFFICES

16.1  SUCCESSORS, ASSIGNS AND TRANSFEREES

      This agreement shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective successors and permitted assigns.

16.2  RESTRICTION ON ASSIGNMENT AND TRANSFER BY BORROWER

      The Borrowers shall not be entitled to assign or transfer all or any of their respective rights, benefits and obligations under this agreement.

16.3  ASSIGNMENT OR TRANSFER BY A BANK

      (a) Any Bank may at any time with the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed) assign all or any of its rights and benefits hereunder and under the other Finance Documents, or transfer in accordance with clause 16.4 all or any of its rights, benefits and obligations hereunder, to a Qualifying Bank. All assignments and transfers hereunder shall be
            (i) in integral multiples of $2,500,000 or (ii) of the whole of the assignor or transferor Bank's Commitment. For the purposes of this clause 16.3, the Parent shall be deemed to have given its consent to any such assignment or transfer if the Parent shall not have responded in writing within 10 Business Days of receipt by it of a request for any such consent.


      (b) If any Bank assigns all or any of its rights and benefits under this agreement in accordance with this clause 16.3 then, unless and until the assignee has agreed with the other parties to this agreement that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to this agreement, the other parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this agreement.

      (c) If any Bank wishes to assign or transfer all or any part of its Commitment in one Facility then such Bank shall, at the same time, assign or transfer all or part of the other Facility.

16.4  TRANSFER

      If any Bank wishes to transfer all or any of its rights, benefits and obligations hereunder as contemplated by clause 16.3 then such transfer as shall be permitted by such clause may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day following the date of delivery thereof to the Agent:

      (i) to the extent that in such Transfer Certificate the Transferor seeks to transfer all or part of its rights, benefits and obligations hereunder and under the Finance Documents, the Borrowers and the Guarantors, the Arranger, the other Banks and the Transferor shall each be released from further obligations to the other hereunder (including the appropriate reduction in the Commitment of the Transferor) and under the Finance Documents to that extent and their respective rights against each other shall be cancelled (such rights, benefits and obligations being referred to as "discharged rights and obligations");

      (ii) each of the Borrowers and the Guarantors and the Transferee party thereto shall each assume obligations towards each other and acquire rights against each other which (except as to the identity of the parties thereto) are identical to the discharged rights and obligations;

      (iii) the Agent, the Arranger, such Transferee and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto and an original beneficiary of the Security Documents as a Bank with the rights and benefits and obligations acquired and/or assumed by it as a result of such transfer.

16.5  ADDITIONAL COST TO THE BORROWERS

      No Borrower shall, following an assignment or transfer as provided for in clause 16.3 or 16.4 or a change by a Bank of its Facility Office as provided for in clause 16.6, be obliged to pay any additional amount hereunder over what it would otherwise have been obliged to pay hereunder had such assignment, transfer or change not occurred.

16.6  FACILITY OFFICE

      Each Bank shall lend initially through the office of such Bank at the address specified in Schedule 1 or, as the case may be, in its Transfer Certificate, and subsequently through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to make available its Commitment for the purposes of this agreement. If the office through which a Bank is making available its Commitment is changed pursuant to this clause 16.6, such Bank shall notify the Borrowers and the Agent promptly of such change.

16.7  CONFIDENTIAL INFORMATION

      Any confidential information relating to the Group Companies or any of them which is given to the Arranger and/or a Bank pursuant to this agreement shall only be used by the Arranger and/or such Bank for the purposes of this agreement or obtaining advice on its rights hereunder and shall not be disclosed to any third party without the prior written consent of the relevant Borrower (such consent not to be unreasonably withheld), except for disclosure to any actual or prospective Transferee, to the Bank's or the Arranger's auditors or other advisers or to the extent required by law or by any court, governmental, administrative or regulatory authority or organisation having jurisdiction, control or authority over the Arranger or such Bank or to the extent that the information is a matter of public knowledge.

16.8  FEE

      Any Bank which assigns or transfers all or any part of its rights, benefits or obligations under this agreement in accordance with this clause 16 shall pay to the Agent for the account of the Agent alone a fee of (Pounds)950.

17.   THE AGENT, THE ARRANGER AND THE REFERENCE BANKS

17.1  APPOINTMENT OF AGENT

      The Arranger and each Bank hereby irrevocably appoints the Agent to act as its agent for the purposes of this agreement and the other Finance Documents and authorises the Agent (whether or not by or through employees or agents) to hold the Finance Documents and to take such action on their behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent or contemplated by this agreement and the Finance Documents, together with such powers and discretions as are reasonably incidental thereto. Subject to clauses 15.8 and 15.11, any amounts received by the Agent on behalf of the Banks hereunder or under the Guarantee shall promptly following receipt of the same be distributed to each of the Banks pro rata in the proportion which each such Bank's Commitment bears to the aggregate amount of the Commitments of all of the Banks.

17.2  WAIVER ETC

      (a) The Agent may, if previously so authorised in writing by the Majority Banks (or as expressly authorised by the other provisions of this agreement) and subject to clause 17.2(b), waive, modify, vary or otherwise amend or excuse performance of any provision of the Finance Documents with the written agreement of the Borrowers, in the case of a modification, variation or amendment. Any such action so authorised and effected by the Agent shall be promptly notified to the Banks by the

            Agent and shall be binding on all the Banks, and the Agent shall be under no liability whatsoever in respect of such action.

      (b) Except with the prior written consent of all the Banks and the Borrowers or as otherwise contemplated in this agreement or as a consequence thereof, the Agent shall not be entitled to:

            (i)    increase or reduce any Bank's Commitment;

            (ii) reduce the amount of any payment of principal interest or other amount payable under this agreement;

            (iii) change the currency in which any amount is payable under this agreement;

            (iv)   extend the dates for expiry of the Facilities;

            (v) release any guarantees or security constituted by the Security Documents;

            (vi)   amend the definition of "Majority Banks" in clause 1.1;

            (vii)  amend this clause 17.

17.3  NO FIDUCIARY RELATIONSHIP

      (a) Apart from holding the benefit of guarantees or security constituted by the Security Documents for the Banks, the Agent shall not by reason of this agreement, the other Finance Documents or the transactions referred to thereby, have a fiduciary relationship with, or be or be deemed to be a trustee of or for, the Arranger, any Bank or a Group Company. With respect to its own Commitment and participation in each Advance or Tranche, the Agent shall have the same rights and powers under this agreement and the Finance Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this agreement and the Finance Documents and the term "Banks" shall, unless the context otherwise requires, include the Agent in its individual capacity as a Bank.

      (b) It is acknowledged by each of the other parties to this agreement that the role of the Arranger has been confined solely to arranging the Facilities in principle and that the Arranger does not and has not acted as the agent of such parties. The Arranger shall not by reason of this agreement, the other Finance Documents or the transactions referred to thereby have a fiduciary relationship with, or be deemed to be a trustee of or for, any Bank or a Group Company.

17.4  AGENT NOT REQUIRED TO TAKE CERTAIN ACTION

      The Agent shall not be required to request any certificate or opinion hereunder or to make any enquiry as to the use of the proceeds or application of any Advance or Tranche unless so required in writing by any Bank or to make any enquiry as to any default by any Group Company in the performance or observance of any of the provisions of the Finance Documents or as to the existence of an Event of Default or any event or circumstance which with the giving of notice, lapse of time or other condition would constitute an Event of Default unless the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank.

17.5  EXCLUSION OF LIABILITY

      Neither the Agent nor the Arranger nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted under or in connection with the Finance Documents unless caused by its or their negligence or wilful misconduct.


17.6  NO RELIANCE

      Each Bank acknowledges that it has not relied on any representation whether written or oral, express or implied made by the Agent or the Arranger to induce it to enter into this agreement and that it has made and will continue to make, without reliance on the Agent or the Arranger and based on such documents and investigations as it considers appropriate, its own independent appraisal of the financial condition and affairs of the Group Companies, the Finance Documents and the matters provided for thereby and has made its own appraisal of the creditworthiness of the Group Companies. Neither the Agent nor the Arranger shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect of the Group Companies whether coming into its possession before the making of any Advance or Tranche or at any time or times thereafter, other than such information as is provided to the Agent hereunder.

17.7  EXTENT OF AGENT'S AND ARRANGER'S RESPONSIBILITY

      Neither the Agent nor the Arranger shall have any responsibility to any Bank on account of the failure of any Group Company to perform its obligations under the Finance Documents or for the financial condition of the Group Companies or for the completeness or accuracy of any statements, representations or warranties (whether oral or in writing) in or by reference to this agreement or any document delivered under this agreement or for the execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of the Finance Documents or of any certificate, report or other document executed or delivered thereunder or otherwise in connection therewith or its negotiation, or for the collectability of any amounts under the Finance Documents or (in the case of the Agent) for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Banks. The Agent and the Arranger shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or professional advisers selected or approved by it.

17.8  NO LIABILITY TO ACCOUNT

      The Agent and the Arranger may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, any Group Company or any of the Banks as if it was not the Agent or the Arranger (as the case may be).


17.9  INDEMNITY

      (a) Each Bank shall reimburse the Agent (rateably in accordance with its Commitment), to the extent the Agent is not reimbursed by the Borrowers upon demand, for all charges and expenses incurred by the Agent and/or in contemplation of the enforcement of, or the preservation of any rights under, or in carrying out its duties under the Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall indemnify the Agent (rateably in accordance with its Commitment) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with the Finance Documents or the exercise of its rights in the performance of its duties thereunder or any action taken or omitted by the Agent under the Finance Documents, unless such liabilities, damages, costs or claims arise from the Agent's own negligence or wilful misconduct.

      (b) A Bank's proportion of liability set out in clause 17.9(a) above will be the proportion which the Bank's Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

17.10 RETIREMENT OF AGENT

      (a) The Agent may retire from its appointment as Agent having given to the Borrowers and each of the Banks not less than 30 days' notice of its intention to do so provided that no such retirement shall take effect unless there has been appointed as a successor agent with the prior written consent of the Borrowers (which shall not be unreasonably withheld) either:

            (i) a Bank nominated by the Majority Banks or, failing such a nomination,

            (ii) any reputable and experienced bank or financial institution nominated by the Agent.

      (b) If no appointment of a successor agent has been made during the period of notice given by the Agent under clause 17.10(a) or if either Borrower withholds consent to a successor, whether nominated by the Majority

            Banks or by the Agent, the Agent after consultation with the Banks will appoint as successor a Qualifying Bank.

      (c) Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under this agreement and its successor and each of the other parties to this agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this agreement.

      (d) Upon its retirement becoming effective, this clause 17 (including, without limitation, the indemnity contained in clause 17.9) shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent.

17.11 REFERENCE BANKS

      In the event that the Commitment of any Reference Bank hereunder ceases in accordance with this agreement and such Reference Bank no longer participates in any Advance or Tranche or a Reference Bank assigns or transfers the whole of its rights and obligations under this agreement, it shall cease to be a Reference Bank and the Agent shall, if so instructed by the Majority Banks, appoint another Bank to replace such Bank as a Reference Bank after consulting with the Parent.

17.12 AGENT'S COSTS

      The Parent shall, from time to time on demand of the Agent, reimburse the Agent for its own account at such daily and/or hourly rates as the Agent shall from time to time determine, acting reasonably, for the cost of utilising its management time and/or other resources in connection with taking all such steps or other action which the Agent may deem appropriate, which the Majority Banks require or which either Borrower requests in connection with:

      (a) the granting or proposed granting of any waiver or consent requested by a Borrower hereunder or under any Transaction Document;

      (b) any amendment or proposed amendment hereto or to any Transaction Document;

      (c) any breach by a Borrower of its obligations hereunder or under any Transaction Document or any investigation as to whether any such breach may have occurred consequent upon notice given by the relevant Borrower to the Agent where it could be reasonably concluded from the relevant notice that the relevant Borrower may have breached its obligations hereunder or under any Transaction Document; and

      (d) the occurrence of any event which is or may become an Event of Default, any event or circumstance notified pursuant to clause 10.2(e) or consequent upon any event or circumstance otherwise notified by the relevant Borrower to the Agent where it could be reasonably concluded from the relevant notice that the Borrower may have breached its obligations hereunder or under any Transaction Document; and

      (e)   the release of any Guarantor from the Guarantee.

17.13 AGENCY AND SYNDICATION DIVISION

      In acting as Agent and Arranger for the Banks, that division of the Agent or the Arranger (as the case may be) which has responsibility for agency, arranging and syndication of this agreement shall be treated as a separate entity from any other of the divisions of the Agent or the Arranger (as the case may be) or its subsidiaries and, without detracting from the generality of the foregoing, in the event that any of the Agent's or the Arranger's divisions (including the divisions which have responsibility for agency, arranging and syndication of this agreement) or similar units or subsidiaries should act for either Borrower in any capacity whether as bankers or otherwise in relation to any other matter, any information given by either Borrower to such divisions, similar units or subsidiaries shall be treated as confidential and the Agent or (as the case may be) the Arranger shall as between itself and the Banks not be obliged to disclose the same to any Bank or any other person.

17.14 NO REQUIREMENT TO DISCLOSE

      Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the generality of clause 17.13, the Agent shall as between itself and the Banks not be obliged to disclose to any Bank or other person any information supplied by a Borrower to it in its capacity as agent for the Banks which is identified by the relevant Borrower at the time of supply as being confidential and supplied solely for the purpose of evaluating in consultation with the Agent whether any waiver or amendment might be required to any of the provisions contained herein or in the Finance Documents Provided that nothing in this clause 17.14 shall apply to any information supplied by the Parent pursuant to clause 10.1.

17.15 AGENT AND ARRANGER NOT DEEMED TO HAVE ACTUAL KNOWLEDGE OR NOTICE OF CERTAIN MATTERS

      For the purposes of this agreement and the Security Documents, neither the Agent nor the Arranger shall be deemed to have any actual knowledge or actual notice of the contents of any information obtained by it or supplied to it by or on behalf of a Borrower other than (in the case of the Agent) the contents of information obtained by or supplied to it as agent for the Banks under this agreement and the Security Documents and which information the Agent is not obliged to keep confidential pursuant to clause 17.14.

17.16 MEETINGS OF BANKS

      (a) The Agent may at any time in its own discretion convene a meeting of the Banks.

      (b) If authorised by a Relevant Instructing Group, the Agent shall at any time convene a meeting of the Banks.

      (c) Whenever the Agent is to convene any such meeting it shall forthwith give notice in writing to the Banks of the day, time and place thereof and the nature of the business to be transacted thereat.

      (d) For the purpose of this clause 17.16 A "RELEVANT INSTRUCTING GROUP" means:

            (i) before an Advance has been made, a Bank or group of Banks whose Commitments amount in aggregate to more than 50 per cent. of all the Commitments;

            (ii) after an Advance has been made, a Bank or group of Banks which are participating to the extent of more than 50 per cent of the Outstandings.

17.17 CONFLICT OF INTEREST

      (a) The Agent may (without limitation to any other provision of this clause 17) act as agent or trustee or in a fiduciary or other capacity on behalf of any other group of banks or financial institutions providing facilities to Group Companies or any associated company or any such member without regard to the effect of exercising or omitting to exercise its rights, discretions, powers and duties in such capacity on the interests of the Banks and to act or omit to act in such capacity as freely in all respects as if the Agent had not been appointed to act as agent for the Banks;

      (b) The Arranger may (without limitation to any other provision of this clause 17) act as arranger or in a fiduciary or other capacity on behalf of any other group of banks or financial institutions providing facilities to Group Companies or any associated company or any such member without regard to the effect of exercising or omitting to exercise its rights, discretions, powers and duties in such capacity on the interests of the Banks and to act or omit to act in such capacity as freely in all respects as if the Arranger were not acting as arranger under this agreement;

      (c) Both the Agent and the Arranger may subscribe for, hold or be or become beneficially entitled to, or dispose of, shares or securities, or options or other rights to and interests in shares or securities in any member or members of the Group or any associated company of any such member (and, in each case, may do so without liability to account).

18.   HEDGING

      The Banks acknowledge that the Parent may enter into Hedging Agreements with Lloyds Bank Plc if, after discussion with Lloyds Bank Plc, the Parent is of the view that such Hedging Agreements are necessary to reduce to a level of risk acceptable to the Parent the relevant Borrower's risk of exposure to increases and fluctuations in the rates of interest and/or currency payable by the relevant Borrower under this agreement. Further the Banks acknowledge that as a condition of entering into any such Hedging Agreements with the Parent Lloyds Bank Plc may take a guarantee from the Guarantors in respect of all present and future sums, liabilities or obligations which may from time to time be due, owing or incurred (actually or contingently) by the Parent to Lloyds Bank Plc under or in connection with any such Hedging Agreements.

19.   RELEASES

      If a Guarantor elects to dispense with the laying of accounts and reports before the company in general meeting in accordance with the provisions of section 252 of the Companies Act 1985 and the gross assets of any such Guarantor are at the relevant time less than (Pounds)1,000, the Agent shall upon receipt of a written request by the Borrowers (and is hereby authorised by the Banks and the Hedging Bank to) execute a deed of release in the form or substantially in the form set out in the Guarantee provided always that all continuing Guarantors consent to such release and confirm that their respective liabilities as Guarantors shall not be discharged or otherwise affected as a consequence of such release.

20.   COUNTERPARTS

      This agreement may be executed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this agreement by executing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                  SCHEDULE 1

                        The Banks and their Commitments
                        -------------------------------

NAME      FACILITY OFFICE  REVOLVING LOAN   TERM LOAN    TOTAL
----      ---------------  --------------   ---------    -----
                           COMMITMENT       COMMITMENT   COMMITMENTS
                           ----------       ----------   -----------
                               $                $             $
Lloyds    PO Box 96           $15,000,000  $218,000,000  $233,000,000
Bank      6/7 Park Row
Plc       Leeds LS1 1NX

          Tel: 0113 237 2262
          Fax: 0113 237 2176
          Telex:

          Attn: C. Taylor Esq

                                  SCHEDULE 2

                             Associated Costs Rate
                             ---------------------


For the purposes of this agreement, the cost of compliance with existing requirements of the Bank of England in respect of Advances, Tranches or unpaid sums will be calculated by the Agent in relation to each Advance or Tranche on the basis of rates to be supplied by each of the Reference Banks by reference to the circumstances existing on the first day of each Interest Period or (in the case of the Revolving Advances Facility) Term in respect of such Advance, Tranche or unpaid sum and, if any such Interest Period or Term exceeds three months, at three calendar monthly intervals from the first day of such Interest Period or Term during its duration in accordance with the following formula:

      A B + C (B - E) + D (B - F) per cent. per annum
      ---------------------------
          100 - (A+D)

Where:

      A is the percentage of eligible liabilities which such Bank is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

      B is the percentage rate per annum at which Sterling deposits are offered by such Reference Bank, in accordance with its normal practice, for the relevant Interest Period or Term (or remainder thereof) or three months, whichever is the shorter, to a leading bank in the London Interbank Market at or about 11.00 am in a sum approximately equal to the amount of the relevant Advance, Tranche or unpaid sum.

      C is the percentage of eligible liabilities which such Bank is from time to time required by the Bank of England to maintain as secured money with members of the London Discount Market Association ("LDMA") and/or as secured call money with money brokers and gilt edged market makers.

      D is the percentage of eligble liabilities which such Reference Bank is required from time to time to maintain as interest bearing special deposits with the Bank of England.

      E is the percentage rate per annum at which members of the LDMA are offered Sterling deposits in a sum approximately equal to the amount of the relevant Advance, Tranche or unpaid sum as a callable fixture from such Reference Bank as determined in accordance with B above at or about 11.00 am.

      F is the percentage rate per annum payable by the Bank of England to such Reference Bank on interest bearing special deposits.

For the purposes of this Schedule "eligible liabilities" and "special deposits" shall bear the meanings ascribed to them from time to time by the Bank of England.

1. The percentages used in A, C and D above shall be those required to be maintained on the first day of each Interest Period or Term and, in the case of an Interest Period or Term longer than three months, on the first day of each three calendar monthly intervals from the date of the Advance or Tranche.

2. In application of the above formula, A, B, C, D, E and F will be included in the formula as figures and not as percentages, eg if A is 0.5 per cent. and B is 12 per cent., AB will be calculated as 0.5 X 12 and not as 0.5 per cent. X 12 per cent.

3.    Calculations will be made on the basis of a 365 day year.

4. A negative result obtained by subtracting E from B or F from B shall be taken as zero.

5. The resulting figure shall be rounded, if necessary, to the nearest whole multiple of 0.005 per cent. per annum and, if less than 0.005 per cent. shall be disregarded.

6. Additional amounts calculated in accordance with this Schedule are payable on the last day of each Interest Period or Term and, additionally, in the case of a Interest Period or Term in excess of three months, at three monthly intervals from the date of the Advance or Tranche.

7. The determination of the Associated Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

8. The Agent may from time to time, after consultation with the Borrowers and the Banks, determine and notify to all the parties hereto any amendments or variations which are required to be made to the formula set out above in order to comply with the existing or future requirements from time to time imposed by the Bank of England in relation to Advances or Tranches denominated in Sterling (including, without limitation, any requirements relating to Sterling primary liquidity) and, any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

                                  SCHEDULE 3

                             Transfer Certificate
                             --------------------



To:   Lloyds Bank Plc
      St George's House
      6/8 Eastcheap
      London EC3M 1LL

      Attention:  Capital Markets Group



                             TRANSFER CERTIFICATE
                             --------------------

relating to the agreement (as the same may have been amended or novated from
time to time the "Facilities Agreement") dated [              ] 1998 whereby a
term loan facility and a revolving advances facility were made available to The Sage Group PLC and Rose Acquisition Corp. Terms defined in the Facilities Agreement shall have the same meaning herein.

1. [Transferor] (the "Transferor") confirms the accuracy of the summary of its Commitment and its participation in the Advances (and Tranches comprised therein) set out in the Schedule below and requests [Transferee] (the "Transferee") to accept and procure the transfer to the Transferee of [the whole/per cent] of such Commitment and its participation in the Advances (and Tranches comprised therein) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facilities Agreement.

2. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 16.4 of the Facilities Agreement so as to take effect in accordance with the terms thereof on [date of transfer] or on such later date as may be determined in accordance with the terms of such clause 16.4.

3. The Transferee warrants to the Transferor, the Agent, the Arranger and the Banks that it has received a copy of the Facilities Agreement and the other Finance Documents, together with such other information and documents as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Transferor, the Agent, the Arranger or the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Transferor, the Agent, the Arranger or the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Borrowers, the Guarantors, the other Group Companies or any other person.

4. The Transferee hereby undertakes with the Transferor and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facilities Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5. Neither the Transferor, the Agent, the Arranger nor any of the Banks has made or makes any representation or warranty whether written or oral, express or implied or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement or the other Finance Documents and assumes no responsibility for the financial condition of the Borrowers, the Guarantors, the other Group Companies or any other person or for the performance and observance by the Borrowers, the Guarantors, the other Group Companies or any other person of any of their obligations under the Facilities Agreement or the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6. The Transferor hereby gives notice to the Transferee that the Transferor is under no obligation to repurchase all or any part of the rights and obligations hereby transferred at any time nor to support any losses directly or indirectly incurred or suffered by the Transferee for any reason whatsoever. The Transferee hereby acknowledges the absence of any such obligation.

7.    The Transferee represents and warrants that it is a Qualifying Bank.

8. This Transfer Certificate shall be governed by and construed in accordance with English law and the provisions of clause 15 of the Facilities Agreement shall (as they affect or either Borrower or any Guarantor) apply with respect to any agreement arising in consequence of this Transfer Certificate.



Note:
----

1. No transfer of part of a Bank's Commitment shall be effective unless the amount of the Commitment expressed to be transferred is the whole thereof
      or otherwise an amount of not less than $[          ] or, if more, an
      integral multiple of $[          ].

2. Banks and future Transferees are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facilities Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act, 1986 and regulations made thereunder.

                                 THE SCHEDULE
                                 ------------

           (the Transferor's original commitment and participation)
           --------------------------------------------------------

Term Loan            Term Loan:             Participation in Term Loan
---------            ----------            ---------------------------
Commitment:          Total Advances/       Advances/Tranches Outstanding
-----------          ---------------       -----------------------------
Undrawn Portion      Tranches Outstanding
---------------      --------------------

[               ]    [               ]     [               ]


                       (the Transferee's participation)
                        ------------------------------

                 Percentage of Commitment transferred: [   ]%.

                                 Transfer Date
                                 -------------

                               [           ] 19


Revolving Advances    Revolving Advances:   Participation in
------------------    -------------------   ----------------
Commitment:           Total Advances        Revolving Advances
-----------           --------------        ------------------
Undrawn Portion       Outstanding           Outstanding
---------------       -----------           -----------

[               ]     [               ]    [              ]


                       (the Transferee's participation)
                       --------------------------------

                   Percentage of Commitment transfer: [   ]%

                                 Transfer Date
                                 -------------

                               [             ] 19


In witness whereof this Transfer Certificate has been executed on behalf of the Transferor and the Transferee.


By ............           By ................
For: [Transferor]                  For: [Transferee]

Date:                               Date:

                        Address:


                        Fax:
                        Telephone:

                        Attention:

Agent
-----

Agreed for and on behalf of itself as Agent and the other parties to the Facilities Agreement.


By ......................


Date:


Arranger
--------


By ......................


Date:

                                  SCHEDULE 4

                                    PART I
                                    ------



           Form of Drawdown Utilisation Request - Term Loan Facility
           ---------------------------------------------------------


To:         Lloyds Bank Plc (as Agent)

From:       [The Sage Group PLC [Rose Acquisition Corp.]

Dated:


Dear Sirs,

Facilities Agreement dated [               ] 1998
-------------------------------------------------

1.    We refer to the facilities agreement dated [              ] 1998 and made
      between The Sage Group PLC and [Rose Acquisition Corp.] as Borrowers (each a "Borrower"), the banks and financial institutions parties thereto from time to time (the "Banks"), Lloyds Bank Plc as arranger (the "Arranger") and Lloyds Bank Plc as agent (the "Agent"), as the same has been amended and novated from time to time (the "Facilities Agreement"). Terms defined in the Facilities Agreement shall bear the same meaning herein.

2. We hereby give you irrevocable notice that we, as a Borrower, wish the Banks to make an Advance pursuant to the Term Loan Facility under the Facilities Agreement, as follows:

      (i)      Utilisation Date:
      (ii)     Requested Amount in Sterling:
      (iii)    Requested Amount in Optional Currency:
      (iv)     First Interest Period (subject to clause 2.4):

3. We request that the Advance be divided into the following Tranches each having the Interest Period and being denominated in currencies set out below:

                                   Tranche    Tranche    Tranche
                                   -------    -------    -------
                                   No 1       No 2       No 3
                                   ----       ----       -------

      (i)   Amount:
      (ii)  Interest Period:
      (iii) Currency

4.    (A)   Maximum amount to be drawndown on the Tender Offer Closing Date shall be calculated as follows:

            (a) An amount, in sterling, being the amount outstanding under the Facility Agreement between the Parent and, among others, Lloyds Bank Plc dated 25th February 1997.

            (b) An amount, in US dollars, being the difference between the total consideration payable by the Purchaser under the Tender Offer and the net proceeds received by the Parent under the Vendor Placing Agreement converted into US dollars.

      (B) The amount to be received by the Company under the Vendor Placing must not be less than (Pounds)70,000,000.

5.    The account to which the proceeds of the Utilisation are to be sent, is:

6. We confirm that, at the date hereof, the Repeated Representations are true and correct and will remain so at the proposed Utilisation Date, that no Event of Default has occurred and is continuing or would occur as a result of the proposed Utilisation nor will an Event of Default occur as a result of the proposed Utilisation.

Yours faithfully,



___________________
For and on behalf of
[name of relevant Borrower]

                                  SCHEDULE 4

                                    PART II
                                    -------



      Form of Drawdown Utilisation Request - Revolving Advances Facility
      ------------------------------------------------------------------


To:         Lloyds Bank Plc (as Agent)

From:       The Sage Group PLC

Dated:


Dear Sirs,

Facilities Agreement dated [                ] 1998
--------------------------------------------------

1.    We refer to the facilities agreement dated [              ] 1998 and made
      between ourselves and Rose Acquisition Corp. as Borrowers, the banks and financial institutions parties thereto from time to time (the "Banks"), Lloyds Bank Plc as arranger (the "Arranger") and Lloyds Bank Plc as agent (the "Agent"), as the same has been amended and novated from time to time (the "Facilities Agreement"). Terms defined in the Facilities Agreement shall bear the same meaning herein.

2. We hereby give you irrevocable notice that we wish to utilise the Revolving Advances Facility as follows:

      (i)      Utilisation Date:
      (ii)     Requested Amounts in Sterling:
      (iii)    Requested Amounts in Optional Currency:
      (iv)     Term (subject to clause 2.4):

3.    The account to which the proceeds of the Utilisation are to be sent, is:

4. We confirm that, at the date hereof, the Repeated Representations are true and correct and will remain so at the proposed Utilisation Date, that no Event of Default has occurred and is continuing or would occur as a result of the proposed Utilisation nor will an Event of Default occur as a result of the proposed Utilisation.

Yours faithfully,



__________________
For and on behalf of
The Sage Group PLC

                                  SCHEDULE 4

                                   PART III
                                   --------

           Form of Tranche Utilisation Request - Term Loan Facility

To:   Lloyds Bank Plc (as Agent)
From: [name of relevant Borrower]

                                                     Dated: ........January 1998


Dear Sirs

FACILITIES AGREEMENT DATED [                 ] 1998
---------------------------------------------------

1.    We refer to the facilities agreement dated [            ] 1997 and made
      between The Sage Group PLC and Rose Acquisition Corp. as borrowers, Lloyds Bank Capital Markets as agent (the "AGENT") and the banks and financial institutions parties thereto from time to time (the "BANKS"), as the same has been amended and novated from time to time (the "FACILITIES AGREEMENT"). Terms defined in the Facilities Agreement shall bear the same meaning herein.

2. [We advise that the following relevant Tranche(s) mature(s) on the Utilisation Date referred to in paragraph 3 below and that we wish to subdivide or consolidate or convert the relevant Tranche(s) in accordance with clause 2.3 of the Facilities Agreement by making a Tranche Utilisation as described in paragraph 3 below.

      Details of Relevant Tranche(s):
      -------------------------------

                            Relevant      Relevant      Relevant
                            Tranche No 1  Tranche No 2  Tranche No 3

      (i)   Amount:
      (ii)  Currency:]

      [We advise that we wish that the Advance of [amount] made on [          ]
      /Tranche(s) No(s) [         ] be divided into the Tranche(s) set out in
      paragraph 3 below.]

3. We hereby give you notice that we wish to make a Tranche Utilisation as follows:

      Details of Relevant Tranche(s):
      -------------------------------

      (i)   Utilisation Date:

                            Relevant      Relevant      Relevant
                            Tranche No 1  Tranche No 2  Tranche No 3

      (ii)     Amount:

      (iii)    Interest Period:
      (iv)     Currency:

4. We confirm that, at the date hereof, the Repeated Representations are true and correct and will remain so at the proposed Utilisation Date, that no Event of Default has occurred and is continuing or would occur as a result of the proposed Utilisation nor will an Event of Default occur as a result of the proposed Utilisation.

Yours faithfully



_______________________
For and on behalf of
[relevant Borrower]

                                  SCHEDULE 5

                             Conditions Precedent
                             --------------------

                                    PART I
                                    ------


1.    The Facilities Agreement
      ------------------------

      This agreement duly executed by each of the parties hereto.

2.    Constitutional Documents of the Parent
      --------------------------------------

      Certified Copies of:

      (a) the Certificate of Incorporation of the Parent and each Certificate of Incorporation on Change of Name (if any); and

      (b)   the Memorandum and Articles of Association of the Parent.

3.    Constitutional Documents of Guarantors
      --------------------------------------

      Certified Copies of:

      (a) the Certificate of Incorporation of each Guarantor and each Certificate of Incorporation on Change of Name; and

      (b)   the Memorandum and Articles of Association of each Guarantor.

4.    Constitutional Documents of Purchaser
      -------------------------------------

      (a)   Certified Copy of Charter and By-Laws;

      (b) evidence in form satisfactory to the Agent that the Purchaser is a wholly owned Subsidiary of the Parent.

5.    Board Resolutions of Parent and the Purchaser
      ----------------------------------------------

      Certified Copies of extracts from resolutions of the board of directors of the Parent and the Purchaser approving the acceptance of this agreement and the utilisation of the Facilities, the execution and delivery by the Parent and the Purchaser of the Transaction Documents to which either of them is to be a party (as the case may be), and the performance of the transactions contemplated thereby, and authorising a person or persons (specified by name or office) to execute, on behalf of the Parent and the Purchaser (as the case may be), the Transaction Documents to which either of them is a party and any other notices or documents to be given or delivered by it thereunder or in connection with them.

6.    Secretarial Certificates of Parent and the Purchaser
      -----------------------------------------------------

      A certificate of the secretary of the Parent and the Purchaser, setting out the names, offices and signatures of the persons referred to in 5 and 6 above.

7.    Board Resolutions of Guarantors
      -------------------------------

      Certified Copies of extracts from resolutions of each Guarantor's board of directors and from resolutions of its shareholders, approving the execution and delivery by such Guarantor of the Transaction Documents to which it is to be a party and the performance of its obligations thereunder and authorising a person or persons (specified by name or office) to execute the same on behalf of such Guarantor and any other notices or documents to be given or delivered by it thereunder.

8.    Secretarial Certificates of Guarantors
      --------------------------------------

      A certificate of the secretary of each Guarantor, setting out the names, offices and signatures of the persons referred to in 7 above.

  9.  No breach of powers
      -------------------

      A certificate addressed to the Agent signed by each of the secretaries of the Parent, each Guarantor and the Purchaser, certifying (without personal liability save where the certificate is given fraudulently or with intent to mislead or deceive) that the entry into and performance by it of those Transaction Documents to which it is to be party and (in the case of the Parent and the Purchaser) the utilisation of the Facilities is within its corporate powers and have been duly approved by all necessary corporate action and will not infringe any limitation or restriction upon its powers or authorities or of its respective directors or other officers under its Memorandum and Articles of Association (or Charter and By-Laws as the case may be).

10.   Guarantee
      ---------

      The Guarantee duly executed by each Guarantor.

11.   Acquisition
      -----------

      (a)   the Merger Agreement;

      (b)   a copy of the Announcement;

      (c) a certificate from a duly authorised director of the Parent certifying that the Merger Agreement and the Announcement sets out all material terms of the Tender Offer;

      (d) a certified copy of the Vendor Placing Agreement executed by both parties.

12.   Fees
      ----

      Payment of the fees and expenses referred to in clause 13 of this agreement expressed to be payable prior to or upon signing of this agreement.

13.   Encumbrances
      ------------

      Evidence that any Encumbrances (other than Permitted Encumbrances) affecting the property, undertaking, and assets of Group Companies have been released.

14.   Syndication Confirmation Letter
      -------------------------------

      The Syndication Confirmation Letter.

15.   Legal Opinions
      --------------

      (a) A legal opinion from the solicitors to the Agent relating to the legality, validity and enforceability of this Agreement.

      (b) A legal opinion from Skadden Arps, Slate, Meagher & Flom relating to the Facility Agreement.

                                  SCHEDULE 5

                      PART II (Tender Offer Closing Date)
                      -----------------------------------

                                  (Section A)


1.    Acquisition documents
      ---------------------

      (a) a copy of the Offer to Purchase and all related documents delivered to shareholders of the Target in connection with the Tender Offer.

      (b) a certificate from a duly authorised director of the Borrower containing the matters set out in Section B below.

      (c)   the Option Agreement duly executed by the parties.

      (d) certificates from the depositary and a duly authorised director of the Borrower confirming that valid tenders had been received and not, where permitted, withdrawn in respect of not less than 50% of the Target's shares (or such lesser amount as the Bank may have previously agreed in writing); and

      (e)   (i)   a certificate from the depositary, in form satisfactory to the
                  Bank, confirming that it has received and has under its sole control (other than funds to be made available under this Agreement) an amount in US dollars (being not less than (Pounds)70,000,000 and that the Tender Offer has become unconditional in accordance with its terms); and/or

            (ii)  an escrow letter in form satisfactory to the Agent.

2.    Opinion
      -------

      An opinion from Skadden Arps Slate, Meagher & Flom as to certain US securities law and regulatory matters relating to the Tender Offer.

                                  SCHEDULE 5

                                    PART II
                                    -------

                                  (Section B)

                           (Contents of Certificate)


(a) The Tender Offer has expired and there has been validly tendered to the Purchaser and not withdrawn and the Purchaser shall have accepted for payment and shall purchase concurrently with the Advance hereunder, that number of shares of common stock of the Target which when added to any shares then owned by the Purchaser, represents not less than 49.99% of the issued common stock of the Target. Every condition to the Tender Offer set forth in the Offer to Purchase has been satisfied or the Agent has consented in writing to the waiver thereof.

(b) There does not (to the best of my knowledge and belief) exist (i) any judgment, order, injunction or other restraining order, or (ii) any pending or threatened litigation, proceeding or investigation which, if adversely determined, could prohibit, prevent, make unlawful or impose any material adverse condition upon, either (A) this Agreement, the Option Agreement, the Tender Offer, the Merger Agreement, or any transaction contemplated hereunder or thereunder, or (B) the ability of the Parent, the Purchaser, the Agent or any affiliate of any of the foregoing to perform its respective obligations in connection with the Tender Offer or the Merger or pursuant to any of the documents referred to in clause (A) above.

                                  SCHEDULE 5

                   PART III (Merger Agreement Closing Date)
                   ----------------------------------------

                                  (Section A)


1.    Certificate
      -----------

      A certificate from a duly authorised officer of the Parent confirming the matters in Section B below.

2.    Opinion
      -------

      An opinion from Skadden Arps, Slate, Meagher & Flom that the Merger Agreement has been duly consummated in accordance with California law.

                                  SCHEDULE 5

                                   PART III
                                   --------


                                  (Section B)


Every condition precedent to the respective obligations of each of the parties to the Merger Agreement, including without limitation, approval by the requisite number of votes of the shareholders of the Purchaser and the Target, has been satisfied; there exists no impediment or unsatisfied condition precedent to the consummation of the merger in the manner contemplated by the Merger Agreement; and the holders of 5% (or less) of the outstanding shares of common stock of the Target have not asserted appraisal rights in connection with the merger; and no provision of the General Corporation Law of the State of California prevents the consummation of the merger as contemplated in the Merger Agreement.

                                  SCHEDULE 6

                             Material Subsidiaries
                             ---------------------

Name                    Registered  Registered
----                    ----------  ----------
                        Number      Office
                        ------      ------

Sagesoft Limited        1045967     Sage House
                                    Benton Park Road
                                    Newcastle upon Tyne
                                    NE7 7LZ

Sage Overseas Limited   2514472     Sage House
                                    Benton Park Road
                                    Newcastle upon Tyne
                                    NE7 7LZ

                                  SCHEDULE 7

                            Permitted Encumbrances
                            ----------------------


1. Legal Charge dated 19th October 1990, granted by Multisoft Financial Systems Limited in favour of Barclays Bank Plc over Cross and Pillory House, Cross and Pillory Lane, Alton, Hampshire GU34 1HL securing a principal amount of (pounds)925,000.

2. Debenture dated 19th October 1990, granted by Multisoft Financial Systems Limited to Barclays Bank Plc over all its present and future assets securing a principal amount of (pounds)925,000.

3. Legal Charge dated 19th October 1990, granted by Multisoft Financial Systems Limited over Unit 13, The Waters Edge Business Park, Salford Quays, Salford, Greater Manchester, security a principal amount of (pounds)925,000.

4. Pledge over 82,896 share of the company Sybel Informatique S.A. granted by Sage Overseas Limited in favour of Banque Nationale de Paris securing a facility in a principal amount of 125,000,000 French Francs.

5. Charge dated 20th August 1991, granted by Multisoft Financial Systems Limited in favour of Close Brothers Limited over certain insurance policies and their proceeds.

6. Charge dated 11th February 1994, granted by Multisoft Financial Systems Limited in favour of Centre-File Ltd over certain bank accounts with Barclays Bank Plc.

The Parent
----------

SIGNED for and on behalf of
THE SAGE GROUP PLC
by:  Paul Walker   Aidan Hughes



The Purchaser
-------------

SIGNED for and on behalf of
ROSE ACQUISITION CORP.
by:  Paul Walker   Aidan Hughes



The Banks
---------

SIGNED for and on behalf of
LLOYDS BANK PLC
by:  C Taylor


The Arranger
------------

SIGNED for and on behalf of
LLOYDS BANK PLC
by:  T P Burgess


The Agent
---------

SIGNED for and on behalf of
LLOYDS BANK PLC
by:  L Tinsley